Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

by and among

THE SELLER PARTIES NAMED HEREIN,

as Sellers

CEDAR REALTY TRUST, INC.,

as Seller Parent,

DRA FUND X-B LLC and KPR CENTERS LLC,

collectively, as Purchaser,

and

DRA GROWTH AND INCOME MASTER FUND X-B, LLC,

as DRA Purchaser Parent

(solely with respect to Section 8.8 hereof)

Dated as of March 2, 2022

TABLE OF CONTENTS

ARTICLE I—DEFINITIONS		2
1.1	Definitions	2
1.2	Terms Defined Elsewhere	8
1.3	Knowledge	9

ARTICLE II PURCHASE AND SALE; CLOSING		9
2.1	Purchase and Sale	9
2.2	Purchase Price	9
2.3	Closing Date	10
2.4	Documents to be Delivered at Closing	10
2.5	Purchase Price Allocation	15

ARTICLE III—CLOSING ADJUSTMENTS		16
3.1	Prorations Generally	16
3.2	Real Estate Taxes and Assessments	16
3.3	Utilities	17
3.4	Rent and Other Tenant Charges	17
3.5	Prepaid Items	17
3.6	Declaration Assessments	18
3.7	Service Contracts	18
3.8	Leasing Commissions and Leasing Costs	18
3.9	Violations	18
3.10	Existing Mortgage Debt	18
3.11	Required Work	19
3.12	Philadelphia Use and Occupancy Tax and BIRT	19
3.13	Development Property PSA Deposits	19
3.14	Quartermaster Litigation Credit	19
3.15	Closing Statements; Year-End Reconciliations	19
3.16	Survival	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES		20
4.1	Representations and Warranties of the Sellers	20
4.2	Representations and Warranties of Purchaser	30
4.3	No Other Representations and Warranties Outside Agreement and Related Agreements.	33
4.4	Release of Seller Parties.	34
4.5	No Breach for Known Facts	35

ARTICLE V COVENANTS		36
5.1	Covenants Relating to Conduct of Business	36
5.2	Title	38
5.3	Termination of Contracts	38
5.4	Expenses; Transfer and Stamp Taxes	38

(i)

5.5	Estoppel Certificates	39
5.6	Consent of Mortgage Lender	40
5.7	Confidentiality	42
5.8	Financing	43
5.9	Public Announcements	43
5.10	No Solicitation; Board Recommendation	43
5.11	Preparation of the Proxy Statement; CDR Stockholders Meeting	46
5.12	Commercially Reasonable Efforts; Further Assurances	48
5.13	Notification of Certain Matters	48
5.14	Access	48
5.15	Post-Closing Cooperation	49
5.16	Condemnation and Casualty	50
5.17	Litigation	50
5.18	Push-out Election	50

ARTICLE VI CONDITIONS TO CLOSING		50
6.1	Conditions to All Parties’ Obligations	50
6.2	Conditions to Purchaser’s Obligations	51
6.3	Conditions to the Sellers’ Obligations	52
6.4	Frustration of Closing Conditions	53

ARTICLE VII TERMINATION AND WAIVER		53
7.1	Termination	53
7.2	Effect of Termination	54
7.3	Termination Fees	54
7.4	Return of Documents; Confidentiality	56
7.5	Specific Performance; Non-Exclusive Remedy	56

ARTICLE VIII MISCELLANEOUS		56
8.1	Entire Agreement; No Amendment	56
8.2	Nonsurvival of Representations, Warranties and Agreements	56
8.3	Notices	56
8.4	No Assignment	58
8.5	Governing Law; Waiver of Jury Trial	58
8.6	Multiple Counterparts	59
8.7	DRA Purchaser Parent Guarantee.	59
8.8	Miscellaneous	61
8.9	Invalid Provisions	61
8.10	No Recordation	61
8.11	No Personal Liability	61
8.12	State Specific Provisions	62

(ii)

Exhibits:

Exhibit A	Form of Assignment and Assumption of Acquired Interests

Exhibit B	Form of Title Affidavit

Exhibit C	Form of Letter to Tenants (Fee)

Exhibit C-1	Form of Notice of Change of Address (Acquired Interests)

Exhibit E	[Intentionally Deleted]

Exhibit F	Form of Bill of Sale

Exhibit G	Form of Assignment and Assumption of Leases

Exhibit H	Form of Assignment and Assumption of Contracts

Exhibit I	[Intentionally Deleted]

Exhibit J	Form of Assignment and Assumption of Ground Lease

Exhibit K	Form of Sellers’ Certificate Regarding Representations and Warranties

Exhibit L	[Intentionally Deleted]

Exhibit M	Form of Tenant Estoppel Certificate

Schedules:

Schedule I	Sellers

Schedule II	Property Owners, Property and Interest to be Conveyed (fee, leasehold or SPE)

Schedule 4.1(c)	Authorization; No Contravention; Consents

Schedule 4.1(e)	Litigation

Schedule 4.1(f)	Compliance with Law

Schedule 4.1(h)	Surviving Property Owner Liabilities

Schedule 4.1(j)	Leases

Schedule 4.1(j)(iv)	Required Leases; Leasing Costs; Required Work

Schedule 4.1(j)(x)	Pending Tax Appeals

Schedule 4.1(k)(i)	Existing Mortgage Debt

Schedule 4.1(k)(ii)	Existing Mortgage Documents

Schedule 4.1(i)	Contracts

Schedule 4.1(l)	Existing Environmental Reports

Schedule 4.1(t)	Seller Brokers

Schedule 4.2(h)	Purchaser Brokers

Schedule 5.2(a)	Title Commitments

Schedule 5.2(a-1)	Additional Mandatory Cure Items

(iii)

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 2nd day of March, 2022, by and among the entities listed on Schedule I hereto (each such entity being referred to herein as a “Seller” and collectively, the “Sellers”), Cedar Realty Trust, Inc., a Maryland corporation (“Seller Parent”, and together with the Sellers, the “Seller Parties” and each a “Seller Party”), DRA FUND X-B LLC, a Delaware limited liability company (“DRA Purchaser”), and KPR CENTERS LLC, a Delaware limited liability company (“KPR Purchaser”) (collectively, as “Purchaser”), and, solely with respect to Section 8.8 hereof, DRA GROWTH AND INCOME MASTER FUND X-B, LLC, a Delaware limited liability company (“DRA Purchaser Parent”).

RECITALS

WHEREAS, each Seller owns either (i) fee simple title in and to the shopping center property listed opposite such Seller’s name on Schedule II hereto (collectively, the “Acquired Properties”), (ii) the ground leasehold interest in the shopping center pad site noted on Schedule II hereto (the “Acquired Leasehold”), or (iii) 100% of the outstanding equity interests (the “Acquired Interests”) in the entity set forth opposite such Seller’s name on Schedule II hereto (each such entity, a “Property Owner” and collectively, the “Property Owners”), each of which is a single-purpose Delaware limited liability company that in turn owns fee simple title in and to the shopping center property set forth opposite each Property Owner’s name on Schedule II hereto;

WHEREAS, Sellers desire to convey to Purchaser, and Purchaser desires to acquire from Sellers, either directly or indirectly through one or more subsidiaries, the Acquired Properties, the Acquired Leasehold and the Acquired Interests, in each case, subject to the terms and conditions set forth of this Agreement;

WHEREAS, Purchaser has previously received, had access to and/or reviewed certain diligence materials relating to the Acquired Properties, Acquired Leasehold and Acquired Interests, provided and made available by Sellers; and

WHEREAS, each of the parties hereto has been advised by the other parties and acknowledges that the parties hereto would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that each party is entering into this Agreement in reliance on such representations, warranties and other covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance on all representations, warranties and covenants made by each of the parties herein, the parties hereto hereby agree as follows:

ARTICLE I-

DEFINITIONS

1.1 Definitions. The following terms as used in this Agreement will have the meanings attributed to them as set forth below unless the context clearly requires another meaning. The terms set forth below do not constitute all defined terms set forth in this Agreement. Such other defined terms shall have the meanings ascribed to them elsewhere in this Agreement.

“Action” shall mean any claim, suit, litigation, mediation, labor dispute, arbitration, condemnation proceeding, investigation or other action or proceeding.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Person specified. As used herein, “control” or “controlling” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by management agreement or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended, modified and/or supplemented from time to time.

“Appurtenances” has the meaning set forth within the definition of Real Property.

“Authority” means a governmental body or agency having jurisdiction over a Seller or a Property, as applicable.

“Business Day” means any weekday that is not an official holiday in the State of New York.

“Buy/Sell” means the exercise of the Seller’s Buy/Sell rights under the Limited Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable rules and regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding future provision of the Code.

“Contracts” means all material contracts, undertakings, commitments, agreements, obligations, guarantees and warranties as of the date of this Agreement (i) relating to a Property, and (ii) to which a Seller or Property Owner is a party or by which a Seller or Property Owner is bound, including, without limitation, utility contracts, management contracts, maintenance and service contracts, parking contracts, employment contracts, equipment leases and brokerage and leasing agreements, but excludes the Leases and the documents evidencing, governing or securing the Existing Mortgage Debt.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions, mutations or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, travel restriction, social distancing, shut down, closure, sequester or any other similar Law or guidelines by any Authority applicable to any Property in connection with or in response to COVID-19.

“Development Properties” means each of (i) Riverview located at 1100-1400 S. Christopher Columbus Blvd. in Philadelphia, PA (the “Riverview Property”), (ii) Northeast Heights and Senator Square located on Minnesota Avenue and Bennington Avenue in Washington, D.C. (the “NEH Property”), and (iii) 3924 Minnesota located on Minnesota Avenue and Bennington Avenue in Washington, D.C. (the “3924 Minnesota Property”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Lender” means each mortgagee with respect to the Existing Mortgage Debt, together with its respective successors and/or assigns, servicers and special servicers.

“Existing Mortgage Debt” means certain mortgage indebtedness secured by certain Properties as set forth on Schedule 4.1(k)(i).

“Ground Lease” means that certain Ground Lease dated December 4, 2007 by and between Ground Lessor, as landlord, and Ground Lease Seller, as tenant, as amended.

“Ground Lease Seller” means Cedar-Trexler Hamilton, LLC.

“Ground Leased Property” means that certain Real Property which is leased by Ground Lessor to Ground Lease Seller pursuant to the Ground Lease.

“Ground Lessor” means, collectively, William R. Mayo and William R. Mayo, Inc.

“Improvements” has the meaning set forth within the definition of Real Property.

“Intangibles” means all intangible property owned or used by any Seller or Property Owner in connection with the ownership, use, operation or development of any Property, including, without limitation: (i) any right the Seller or Property Owner may have to use the name currently used with respect to such Property and any other trade name by which such Property is known and any website or other intellectual property associated exclusively with such Property (but not to the extent part of Seller’s Parent’s website or intellectual property owned by Seller’s Parent); (ii) the Contracts; (iii) the Leases, all guaranties of the Leases, all security deposits under the Leases, all other security, if any, under the Leases and any rent prepaid under the Leases; and (iv) all plans and specifications, drawings and prints describing the Improvements, all trade names, trademarks, service marks, copyrights, mailing lists, internet domain names, logos, promotional materials, and business licenses relating to the Real Property and all telephone numbers exclusively serving any Seller’s business on the Real Property, and any good will and other intangible interest of any Seller associated therewith, and all consents, approvals, operating manuals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority; and (v) all Licenses and any warranties (including, without limitation, any applicable roof warranties), guaranties and other rights relating to the ownership, use, operation or development of the Property to the extent transferable.

“Land” has the meaning set forth within the definition of Real Property.

“Law” or “Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance, order, decree, requirement, code, notice of violation or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by an Authority or otherwise, including any judicial or administrative order, determination, consent decree or judgment.

“Lease” means each lease, sublease, license or similar occupancy Contract with any Person under which a Seller or Property Owner is a lessor or sublessor of, or makes available for use to any Person, or any Person occupies or has rights to, all or a portion of any Property, as amended and modified, together with all guaranties thereof and all security deposits and letters of credit held by any Seller Party in connection therewith. Notwithstanding the foregoing, that certain lease between Cedar-Carmans, LLC and Seller Parent (“CP Tenant”), at the Property known as Carman’s Plaza dated May 31, 2021, shall not be a “Lease” hereunder and, no later than August 30, 2022 Sellers shall terminate such lease by notice to Purchaser without further recourse thereunder and Seller Parent shall vacate the premises occupied under such lease.

“Leasing Costs” means all unpaid leasing, brokerage or other commissions, tenant improvement costs or allowances, landlord’s work/base building work, inducements or concessions and legal fees.

“Limited Partnership Agreement” means that certain Restated and Amended Limited Partnership Agreement of Hamilton FC Associates, L.P., dated as of April 23, 2008, as amended by that certain letter agreement dated as of December 31, 2008 and that certain Second Amendment to Restated and Amended Limited Partnership Agreement of Hamilton FC Associates, L.P. dated as of October 28, 2009.

“Loss” or “Losses” means any and all claims, losses, damages, costs, liabilities, obligations, causes of action and expenses, including, without limitation, reasonable attorneys’ fees and disbursements of a party. In no event shall a Loss include a party’s incidental or consequential damages.

“Major Lease” means all Leases and New Leases pursuant to which a Tenant (or its Affiliate) leases five thousand (5,000) or more rentable square feet of space, in the aggregate, at any Property.

“Material Adverse Effect” means any event, change or effect that has a material adverse effect, whether individually or in the aggregate, on: (i) the Properties and/or the Property Owners, viewed as a single portfolio, or (ii) the ability of the Seller Parties to perform their obligations hereunder; provided, that no such event, effect or change resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industry in which Sellers operate, including competition in any of the geographic areas in which the Properties are located; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, tsunamis, typhoons, lightning, hail, storms, blizzards, hurricanes, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters (unless manmade by Seller Parties) or acts of God; (f) the failure of the financial or operating performance of the Properties to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that any representation or warranty is made herein with respect to any such projections, forecasts or budgets and no such representations or warranties are being made except as expressly set forth in this Agreement); (g) any action taken, or omitted to be taken, by, or at the request of or with the consent of Purchaser, or in compliance with applicable Law and the covenants and agreements contained in this Agreement; (h) changes in any Law, including changes in GAAP or other applicable accounting principles or standards or, in each case, any authoritative interpretations thereof; and (i) the taking of any COVID-19 Measures; provided, further, that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d), (e), (h) and (i) may be taken into account in determining whether there has been a Material Adverse Effect if and only to the extent that they have a materially disproportionate effect on the Properties in the aggregate relative to similarly situated properties in the industry and geographic markets in which Sellers operate.

“New Lease” means any lease, sublease, license or similar occupancy Contract with any Person under which a Seller or Property Owner is a lessor or sublessor of, or makes available for use to any Person, or any Person occupies or has rights to, all or a portion of any Property, as amended or modified, together with all guaranties thereof and all security deposits and letters of credit held by any Seller Party in connection therewith, to the extent entered into following the date of this Agreement in accordance with the terms hereof.

“Permitted Exceptions” means:

(a) non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent, which shall be prorated at Closing in accordance with this Agreement.

(b) the Leases and the rights of the tenants thereunder, with no rights of first offer, rights of first refusal or other purchase options applicable to the transaction contemplated by this Agreement.

(c) any lien or encumbrance (including, without limitation, any mechanics’ lien or materialmen’s lien) arising from the actions or omissions of any Tenant or other occupant (or any person claiming by, through, or under the same).

(d) any other lien, encumbrance, easement or other exception or matter voluntarily imposed, or consented to, by Purchaser prior to or as of the Closing.

(e) all exceptions (including pre-printed exclusions) to title contained or disclosed in the Title Commitments, including but not limited to the mortgage documents evidencing the Existing Mortgage Debt, except as set forth on Schedule 5.2(a).

(f) all matters, rights and interests disclosed on the Surveys for the Property delivered by Seller prior to the date hereof and other state of facts that would be disclosed by an inspection of the Property.

(g) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Properties, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any.

Notwithstanding the foregoing, in no event shall “Permitted Exceptions” include, and Seller expressly agrees to remove and satisfy or, with respect to ascertainable lien amounts, cause the Title Company to insure over (collectively, “Mandatory Cure Items”): (i) all mortgages and mezzanine loans and other security interests granted or assumed by any Seller Party encumbering the Properties, the Acquired Leasehold and any Acquired Interests (other than the Existing Mortgage Debt); (ii) any judgment liens, mechanics’ liens, broker’s liens, and any other monetary liens which are the responsibility of any Seller Party (as opposed to tenants) and not caused by Purchaser; (iii) any title encumbrance or exception voluntarily created by or through any Seller Party after the date of this Agreement; and (iv) those items set forth on Schedule 5.2(a-1).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

“Personalty” means all equipment, machinery, furniture, furnishings, building materials, supplies, hardware, signage, inventory and all other personal property (if any) owned by Sellers and located on the Land and used by Sellers in connection with the ownership, operation or maintenance of the Real Property, including, without limitation, all books, records (including electronic records and accounting databases) and files of Seller relating to the Real Property (other than the Leases and Contracts).

“Property” means each of the properties listed on Schedule II and commonly known by the applicable name set forth on such Schedules, including the applicable Real Property and all Intangibles and Personalty related thereto, and “Properties” shall mean all such properties collectively, including all applicable Real Property, Intangibles and Personalty.

“Purchaser’s Property Manager” shall mean Katz Properties Management LLC, a Delaware limited liability company.

“Real Property” means the land legally described in the Title Commitments with respect to each Property (the parcels of land so described being referred to herein as the “Land”), together with all rights, licenses, privileges and easements appurtenant thereto, including, without limitation, all minerals, oil and gas on and under and that may be produced from the Land (and all rights thereto), as well as all development rights, land use entitlements and rights in off-site facilities and amenities servicing the Land or any improvements located thereon, including, without limitation, air rights, wind rights, water, water rights and riparian rights relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of each Seller’s right, title and interest in and to all roads, easements, rights of way, strips or gores and alleys adjoining or servicing the Land (collectively, the “Appurtenances”) and all improvements and fixtures which are affixed to the Land or the Appurtenances or which are otherwise integral to the use or occupancy of the Land or the operation of the buildings, structures or other improvements thereon (other than trade fixtures of tenants which, by the terms of the applicable Leases, are owned by such tenants and may be removed by such tenants upon the expiration of such Leases) including, without limitation, the building(s) located on the Land and all fixtures and equipment used in connection with the operation or occupancy of the Land, such improvements or the Appurtenances, including, without limitation, heating and air conditioning systems and facilities used to provide any services on the Land or the Appurtenances or for the improvements, and all parking and related facilities and amenities (collectively, the “Improvements”).

“Related Agreements” means, collectively, all documents to be executed and delivered in connection with this Agreement, including, without limitation, all documents executed and delivered at Closing.

“Required Leases” means, collectively, those New Leases and renewals or expansions of existing Leases which are currently being negotiated and shall be entered into by the applicable Seller or Property Owner prior to Closing as set forth on Schedule 4.1(j)(iv) attached hereto.

“Tenant” means any Person who occupies or has a right to occupy space at a Property pursuant to a Lease or New Lease.

“Title Commitment” means the extended coverage preliminary title report on each Real Property, as listed on Schedule 5.2(a) hereto, and the commitment to issue the Title Policy obtained from the Title Company and delivered to Purchaser, together with all documents referred to in such preliminary title report or title commitment.

“Title Company” means Fidelity National Title Insurance Company.

1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquired Interests”	Preamble
“Adverse Recommendation Change”	Section 5.10(b)
“Agreed Value”	Section 2.1
“Alternative Acquisition Agreement”	Section 5.10(b)
“Assumed Contracts”	Section 4.1(i)
“CDR Stockholder Approval”	Section 4.1(c)
“Closing Date”	Section 2.1
“Closing Statement”	Section 2.4(a)(xvi)
“Closing”	Section 2.1
“Competing Proposal”	Section 5.10(f)(i)
“Deeds”	Section 2.4(a)(i)
“Existing Environmental Reports”	Section 4.1(l)
“Expense Reimbursements”	Section 3.4(a)
“Hazardous Substances”	Section 4.1(l)
“Hazardous Wastes”	Section 4.1(l)
“Leases”	Section 4.1(j)
“Licenses”	Section 4.1(f)(iii)
“Maryland Courts”	Section 8.5(b)
“Mortgage Consent”	Section 5.6
“Percentage Rent”	Section 3.4(b)
“Property Owners”	Preamble
“Proxy Statement”	Section 5.11(a)
“Purchaser Parent”	Preamble
“Purchaser”	Preamble
“Recommendation Change Notice”	Section 5.10(c)
“Required Work”	Section 6.2(h)
“Seller Estoppel”	Section 5.5(b)
“Seller Parent”	Preamble
“Seller Parent Board Recommendation”	Section 4.1(c)
“Seller Party” or “Seller Parties”	Preamble
“Seller” or “Sellers”	Preamble
“Superior Proposal”	Section 5.102.1
“Tenant Estoppel”	Section 5.5(a)
“Termination Fee”	Section 7.3
“Title Policy”	Section 5.1
“Transfer Tax Returns”	Section 2.4(a)(xvi)
“Unfunded Leasing Expenses”	Section 3.8(a)

1.3 Knowledge.

(a) When a statement is made under this Agreement to the “knowledge” or “actual knowledge” of a party (or other similar phrase), or when a party to this Agreement is deemed to have “actually known” or “known” or to have “knowledge” or “actual knowledge” (or other similar phrase) of a fact, condition or other matter, it shall mean that none of the Designated Representatives of such party has any actual (but not imputed or constructive) knowledge (without further investigation) of any facts indicating that such statement is not true. None of the Designated Representatives shall have any personal liability under this Agreement.

(b) The “Designated Representatives” are limited to the following individuals:

(i) for Seller Parent: Jennifer Bitterman and Rich Vilaboy; and

(ii) for Purchaser: Brett Gottlieb and Matt Farina.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Sellers agree to convey, sell, transfer and assign to Purchaser, and Purchaser shall purchase, accept and assume from Sellers, each of the Acquired Properties, the Acquired Leasehold and the Acquired Interests, in each case free and clear of all Liens other than Permitted Exceptions. It is expressly understood that this Agreement is intended to be a single unitary agreement and, except as otherwise provided in this Agreement, the Acquired Properties, Acquired Leasehold and Acquired Interests are all being sold together in a single transaction and Purchaser shall have no right to purchase and Seller shall have no right to sell, fewer than all of the Acquired Properties, Acquired Leasehold and Acquired Interests.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) payable by Purchaser at Closing in exchange for the Acquired Properties, Acquired Leasehold and Acquired Interests shall be Eight Hundred Forty Million and 00/100 Dollars ($840,000,000.00) in the aggregate, subject to adjustment as provided in Section 5.1(l). At the Closing, Purchaser shall pay the Purchase Price (as adjusted by the adjustments and prorations set forth in this Agreement as reflected in the Closing Statement, the “Closing Payment”) but without reduction for any withholding or similar taxes, provided that Sellers furnish IRS Forms W-9 in accordance with Section 2.4(a)(xiii)) and any applicable local forms required by the jurisdiction in which each Property is located indicating that no such withholding is required in such jurisdiction (all subject to Section 8.12), less the then outstanding principal balance of the Existing Mortgage Debt, which Purchase Price shall be paid by Purchaser at the Closing by wire transfer of immediately available federal funds to an account designated by the Title Company for further payment as designated by Seller Parent. Notwithstanding the foregoing, the parties agree that the Purchase Price shall be adjusted as follows with respect to the Development Properties if the Development Properties are not sold to one or more third parties prior to the Closing Date: (i) if the Riverview Property is not sold to a third party prior to the Closing Date, the Purchase Price shall be increased by Thirty Four

Million and No/100 Dollars ($34,000,000.00) (net of any credits any Seller Party has agreed in a Development Property PSA or a letter of intent to provide to a third party purchaser thereof) and Purchaser or its designee shall acquire the Riverview Property; (ii) if the NEH Property is not sold to a third party prior to the Closing Date, the Purchase Price shall be increased by Thirty Nine Million and No/100 Dollars ($39,000,000.00) (net of any credits any Seller Party has agreed in a Development Property PSA or a letter of intent to provide to a third party purchaser thereof) and Purchaser or its designee shall acquire the NEH Property; and (iii) if the 3924 Minnesota Property is not sold to a third party prior to the Closing Date, the Purchase Price shall be increased by Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (net of any credits any Seller Party has agreed in a Development Property PSA or a letter of intent to provide to a third party purchaser thereof) and (subject to Section 5.6 with respect thereto) Purchaser or its designee shall acquire the 3924 Minnesota Property.    Thirty (30) days prior to the Closing Date, the Seller Parties shall provide the Purchaser with notice of the status of the sale of the Development Properties and whether it anticipates that Purchaser shall acquire one or more Development Properties, subject to Section 5.6 with respect to the 3924 Minnesota Property.

2.3 Closing Date. The closing (“Closing”) of the transactions contemplated by this Agreement and the Related Agreements (the “Transactions”) shall occur on the date which is fifteen (15) days following the date all conditions to Closing contained in this Agreement shall have been satisfied (or deemed satisfied) or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), through mutually acceptable closing escrow arrangements with the Title Company, or at such other manner, date and time as Purchaser and Seller Parent may agree in writing (the “Closing Date”). Purchaser shall have the right to extend the Closing for up to ten (10) days by delivering written notice to Seller no later than three (3) Business Days prior to the date then scheduled for Closing. In the event that any Existing Lender has not delivered any consent or other document required for Purchaser to assume any Existing Mortgage Debt, the parties agree that the Closing shall occur nonetheless on the balance of the Properties and Acquired Interests, and the Closing with respect to any affected Property subject to Existing Mortgage Debt shall occur as reasonably as practical thereafter, with adjustment made to the Purchase Price payable on the Closing Date and on such delayed Closing with respect to such properties in accordance with the allocations set forth in Section 2.5.

2.4 Documents to be Delivered at Closing.

(a) At the Closing, the Sellers shall execute and deliver, or cause to be executed and delivered, to Purchaser or any applicable designee(s), through customary escrow arrangements or otherwise, the following, in form and substance as set forth below or as otherwise reasonably satisfactory to Purchaser:

(i) Assignment and Assumption of Acquired Interests. With respect to the Acquired Interests, one or more assignment and assumption agreements in the form attached hereto as Exhibit A, duly executed by the applicable Seller, pursuant to which such Seller assigns all of its right, title and interest in the Acquired Interests to Purchaser or its designee (each, an “Assignment of Acquired Interests”);

(ii) Deed. With respect to each Acquired Property, a customary form of limited or special warranty deed executed by the applicable Seller(s) in recordable form, including any applicable customary language, properly completed and notarized, conveying to Purchaser or its designee fee title to all the Real Property relating to such Acquired Property, subject only to the Permitted Exceptions (each, a “Deed”);

(iii) Bills of Sale. With respect to each Acquired Property, one or more bills of sale substantially in the form attached hereto as Exhibit F, executed by the applicable Seller(s), assigning, conveying and warranting to Purchaser or its designee, title to all the Intangibles and other Personalty relating to the relevant Acquired Property, free and clear of all encumbrances, except for the Permitted Exceptions;

(iv) Assignment and Assumption of Leases. With respect to each Acquired Property, one or more assignment and assumption of Leases in the form attached hereto as Exhibit G, executed by the applicable Seller, which transfers the Leases relating to the relevant Acquired Property to Purchaser or its designee (each, an “Assignment of Leases”), it being agreed that Purchaser shall have the right, prior to Closing, to elect to obtain an assignment of all of Sellers’ right, title and interest in any claims against any Tenants in any then-existing bankruptcy proceedings;

(v) Assignment and Assumption of Contracts. Assignment and Assumption of Contracts in the form attached hereto as Exhibit H, executed by the applicable Seller, which transfers the Assumed Contracts, relating to each relevant Acquired Property to Purchaser or its designee (each, an “Assignment of Contracts”);

(vi) Assignment and Assumption of Existing Mortgage Debt. To the extent not previously delivered or otherwise required hereby, counterparts to all such assignment and assumption or other similar documents as shall be necessary or required from the Seller Parties and Existing Lenders in connection with the assumption of the Existing Mortgage Debt by Purchaser at Closing pursuant to Section 5.6 (each, an “Assignment of Existing Mortgage Debt”);

(vii) Current Rent Roll. The rent roll used by Sellers in the operation of the Properties in the form attached hereto as Schedule 4.1(j), updated to a date no earlier than five (5) Business Days prior to Closing;

(viii) Original Documents and Files. Except to the extent previously delivered, true, correct and complete originals of any of the Assumed Contracts, Leases and the Licenses in the Sellers’ possession or under their control or if the original is not in the Sellers’ possession or control, true, correct and complete copies thereof, with respect to each of the Properties;

(ix) Authority. Evidence of each applicable Seller Party’s authority to execute and deliver this Agreement and all Related Agreements and to consummate the Transactions;

(x) Consents. Any and all consents required to be obtained by the Sellers as set forth on Schedule 4.1(c) hereto;

(xi) Contracts. Evidence of termination of all Contracts with respect to the Properties that are not Assumed Contracts prior to the Closing, effective at or prior to Closing;

(xii) Title Affidavit. One or more title affidavits, substantially in the form attached hereto as Exhibit B, sufficient to remove all standard exceptions, including those for Seller’s mechanics’ liens and parties in possession, with respect to each Property and specifically including a gap indemnity, together with a non-imputation affidavit with respect to each of the Properties related to the Acquired Interests;

(xiii) Form W-9. IRS Forms W-9, executed by each Seller;

(xiv) Estoppel Certificates. To the extent received by Sellers prior to Closing, Tenant Estoppels pursuant to Section 5.5(a) hereof.

(xv) Letters to Tenants. A letter executed by the applicable Sellers and, if applicable, each Seller’s respective management agent, addressed to all Tenants of the Properties, notifying all such Tenants of the transfer of ownership of the Properties and directing payment of all rents accruing after the Closing Date to be made to Purchaser, in the form attached hereto as Exhibit C or C-1, as the case may be;

(xvi) Closing Statements. A closing statement in customary form, reflecting the calculation of all adjustment and prorations set forth in this Agreement with respect to each Property (a “Closing Statement”), executed and acknowledged by the Sellers;

(xvii) Transfer Tax Returns. Any documentation required to be executed by Sellers under applicable Laws or by the Title Company with respect to any transfer taxes (“Transfer Tax Returns”) applicable to the conveyance of the Acquired Properties, Acquired Interests and Acquired Leasehold pursuant to this Agreement, in proper form for submission;

(xviii) Letters of Credit. With respect to any security deposits held as letters of credit, such original letters of credit together with transfer certificates executed by Sellers in the form required by the applicable issuers thereof;

(xix) REA Estoppels. To the extent received by Sellers prior to Closing, the REA Estoppels pursuant to Section 5.5(b) hereof;

(xx) SNDAs. To the extent received by Sellers prior to Closing, the SNDAs pursuant to Section 5.5(c) hereof;

(xxi) Assignment and Assumption of Ground Lease. An assignment and assumption agreement in the form attached hereto as Exhibit J, duly executed by the applicable Seller, pursuant to which such Seller assigns all of its right, title and interest in the Ground Lease to Purchaser or its designee (the “Assignment of Ground Lease”);

(xxii) Representation Certificate. A certificate of Sellers regarding Sellers’ representations and warranties in the form attached hereto as Exhibit K;

(xxiii) Non-Foreign Seller Affidavits. Affidavits from each Seller Party stating that no Seller Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Certificate of Non-Foreign Status”), and any withholding certification or form required with respect to any Seller Party by any applicable state law;

(xxiv) REA Assignments. With respect to any reciprocal easement agreements, operating agreements and other similar agreements that do not run with the land and are (i) material to the operation and/or use of a Property and (ii) to which a Seller (by assignment, successor-in-interest or otherwise) is party, Sellers will cooperate with Purchaser in connection with the transfer of Sellers’ right, title and interest in each such agreement (including, without limitation, the resignation of any Seller appointees from board seats in connection therewith or in connection with any condominium documents applicable to any Property and appointment of Purchaser-designated appointees to fill such board seats), shall be made by an Assignment and Assumption Agreement (“REA Assignment”) substantially in the form of the REA Assignment provided to Seller by Purchaser;

(xxv) Broker Lien Waiver. Where required by the Title Company or applicable law, a lien waiver from the Broker (as hereinafter defined);

(xxvi) Keys, etc. Keys, combinations and codes to all locks and security devices to the Properties in Sellers’ possession;

(xxvii) Reliance Letters. To the extent requested by Purchaser within thirty (30) days following the date of this Agreement, Sellers shall request reliance letters with respect to the third party reports and assessments obtained by Sellers at Purchaser’s expense (including, without limitation, the Existing Environmental Reports), issued by the applicable third party report providers in favor of Purchaser or its designee and Purchaser’s lender and reasonably cooperate with Purchaser in obtaining such letters at Purchaser’s expense prior to Closing;

(xxviii) Consents and Notices. Sellers shall reasonably cooperate with Purchaser to obtain any consents or send any notices that are required pursuant to the Permitted Exceptions, applicable law, or as requested by the Title Company;

(xxix) Mortgage Consent Documents. Executed Mortgage Consent documentation to the extent required by the Existing Lenders;

(xxx) Assignment of Purchase and Sale Agreements for Development Properties. To the extent any of the Development Properties have not been sold to third parties as of the Closing Date, an assignment agreement, assigning to Purchaser or its designee any and all purchase and sale agreements entered into as of the date of this Agreement for the sale of the Development Properties to third party purchasers (each, a “Development Property PSA”), including all of Sellers’ rights to the deposits thereunder; and

(xxxi)    Other. Such other documents, instruments, disclosures, consents, authorizations or approvals as may be reasonably necessary or desirable to consummate the transactions that are the subject of this Agreement and to otherwise effect the agreements of the parties hereto, including, without limitation, those items set forth in Section 8.12.

(b) At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Sellers, through customary escrow arrangements or otherwise, the following, in form and substance as set forth below or as otherwise reasonably satisfactory to Seller Parent:

(i) Closing Payment. The Closing Payment, as set forth in Section 2.2 above.

(ii) Authority. Evidence of Purchaser’s authority to execute and deliver this Agreement and all Related Agreements and to consummate the Transactions (which shall be delivered and reasonably satisfactory to the Title Company, and shall not be required to be delivered to any Seller Parties).

(iii) Assignment and Assumption of Acquired Interests. Executed counterparts to the Assignments of Acquired Interests delivered by the Sellers pursuant to Section 2.4(a)(i) above;

(iv) Assignment and Assumption. Executed counterparts to the Assignments of Leases delivered by the Sellers pursuant to Section 2.4(a)(iv) above;

(v) Assignment and Assumption. Executed counterparts to the Assignments of Contracts delivered by the Sellers pursuant to Section 2.4(a)(v) above;

(vi) Assignment and Assumption. Executed counterparts to the Assignments of Existing Mortgage Debt delivered by the Sellers pursuant to Section 2.4(a)(vi) above;

(vii) Assignment of Ground Lease. An executed counterpart to the Assignment of Ground Lease delivered by Ground Lease Seller pursuant to Section 2.4(a)(xxi) above;

(viii) Closing Statements. Executed counterparts of the Closing Statements delivered by the Sellers pursuant to Section 2.4(a)(xvi) above (it being agreed that Purchaser and Seller may execute and deliver to the Title Company separate Closing Statements at Closing, which Closing Statements shall not be shared with the other party, so long as the Closing Statements are consistent with each other and reflect the calculation of all adjustment and prorations under this Agreement);

(ix) Transfer Taxes. Executed counterparts of any Transfer Tax Returns delivered by the Sellers pursuant to Section 2.4(a)(xvii) above required to be countersigned by Purchaser or its applicable subsidiary or designee;

(x) Connecticut Environmental Compliance Documents. Purchaser acknowledges that each of the Properties known as Groton Shopping Center and Jordan Lane is an “Establishment” as defined by the Transfer Act (as defined in Section 4.1(j)). Buyer shall, as the certifying party, execute and deliver at Closing, a Form II, Form III, or Form IV (as defined by the Transfer Act) as applicable, for each such Property and file the same as required by applicable law. Purchaser will be responsible for: (1) the payment of any fees in connection with such filing, (2) the completion of an Environmental Condition Assessment Form (as described in the Transfer Act) and (3) the performance of any obligations pursuant to any such filing;

(xi) Mortgage Consent Documents. Executed Mortgage Consent documentation, including guaranties and other assumption documents required by the Existing Lenders (subject to Section 5.6); and

(xii) Other. Such other documents, instruments, consents, authorizations or approvals as may be reasonably necessary or desirable to consummate the transactions that are the subject of this Agreement and to otherwise effect the agreements of the parties hereto, provided the same do not increase Purchaser’s obligations hereunder.

2.5 Purchase Price Allocation. Seller Parties and Purchaser agree to allocate the Purchase Price among the Acquired Properties, Acquired Leasehold and Acquired Interests (and to further allocate the portion of the Purchase Price allocated to each Property Owner among all the Properties owned by such Property Owner), as applicable (the “Allocation”), within thirty (30) days following the date of this Agreement, and upon such agreement this Agreement shall be amended to set forth such agreed to allocations; provided that the allocated price with respect to the Property known as Crossroads II (the “Crossroads Property”) shall be Forty Million and 00/100

Dollars ($40,000,000.00) and provided further that in the event either party shall have a good faith business reason for modifying the Allocation following the date of such amendment (including, without limitation, to the extent advisable in connection with any third party financing to be obtained by Purchaser), such party shall notify the other party in writing that such party wishes to modify the Allocation (each a “Allocation Modification Notice”), and the parties shall cooperate with each other in good faith to so modify such Allocation. No portion of the Purchase Price shall be deemed payable with respect to any personal property to be conveyed hereunder. Notwithstanding the foregoing, any party hereto may take any position (whether in audits, tax returns or otherwise) it may elect with respect to such allocations to the extent not prohibited by applicable law or in contravention of previously filed transfer tax or other governmental filings. The provisions of this Section 2.5 shall survive the Closing.

ARTICLE III- CLOSING ADJUSTMENTS

3.1 Prorations Generally. Sellers shall be entitled to all income produced from the operation of each Property that is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period, including all interest on the Existing Mortgage Debt, and Purchaser shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. Eastern Time on the Closing Date (with respect to each Property, the “Measurement Date”). At the Closing, all items of income and expense with respect to each Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereinafter and the cash portion of the consideration to be received by Sellers shall be adjusted up or down at Closing by the net amount of all such prorations and adjustments in respect of such Property under this Article III. For the avoidance of doubt, references in this Article III to “Purchaser” shall be deemed to include any applicable subsidiaries or Affiliates or designees of Purchaser to whom any portion of the Property is assigned or conveyed at Closing. Adjustments made at Closing shall be final.

3.2 Real Estate Taxes and Assessments.

(a) Real estate taxes and assessments shall be adjusted and prorated at Closing on an accrual basis based on the real estate taxes and assessments payable or accrued as to each Property in the year in which the Closing occurs shall be adjusted and prorated based on (a) the periods of ownership by Seller and Purchaser during such year and (b) the most current official ad valorem tax information available from the assessor’s office where the Property is located or other assessing authorities. If ad valorem tax and assessment figures for the taxes or assessments payable in the year in which the Closing occurs are not available, ad valorem taxes shall be prorated based on the most recent assessment. Notwithstanding the foregoing, to the extent that a Lease requires a Tenant to pay an item described in the preceding paragraph directly to the applicable governmental authority or for which a Tenant reimburses the landlord under its Lease annually, then such item shall not be prorated at the Closing and Purchaser shall look to such Tenant for payment of such item.

3.3 Utilities.

(a) Gas, water, electricity, heat, fuel, sewer and other utilities charges, the governmental licenses, permits and inspection fees relating to each Property shall be prorated as of the Closing Date on a per diem basis based on actual reading and invoices if available and if not available based on the prior period invoice.    Sellers shall receive a credit at the Closing for any security deposits held by any utility companies and so transferred to Purchaser. Purchaser shall be responsible for all utility charges incurred as of the Closing Date forward.

3.4 Rent and Other Tenant Charges.

(a) Rent under each Lease shall be apportioned and adjusted as of the Closing Date on a cash basis, solely to the extent collected prior to Closing; provided that rent solely with respect to the month in which the Closing occurs shall be apportioned and adjusted as of the Closing Date on an accrual basis. Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature (“Expense Reimbursements”) shall be adjusted, and credit given to the applicable party, on a Lease by Lease basis, in accordance with Section 3.15 hereof.

(b) Payments of additional rent based upon the amount by which a designated percentage of each Tenant’s gross revenues achieved during the applicable rent period exceeded base rent, breakpoint or some other standard (“Percentage Rent”), if any, for any applicable rent period in which the Closing occurs shall be apportioned between Sellers and Purchaser on a cash basis (i.e., solely to the extent collected prior to Closing). Purchaser and Sellers will prorate the total Percentage Rent due from each Tenant for such Tenant’s applicable rent period, based upon the number of days in the applicable rent period each of the parties owned the applicable Properties. In the event current actual information is not available the parties shall use information for the prior year to determine Percentage Rent to be prorated hereunder. Any amounts collected by or on behalf of Sellers from a Tenant after the Closing that relate to Percentage Rents payable with respect to any applicable rent period ending after the Closing or any Lease that terminates after the Closing Date will be remitted to Purchaser promptly upon receipt.

(c) No Seller Party shall be entitled to sue a Tenant or take any other actions to collect any delinquent rent or Expense Reimbursements due to such Seller Party, nor otherwise disturb the possession, use or occupancy of the Tenants.

3.5 Prepaid Items. All prepaid rentals and other prepaid payments attributable to Purchaser’s period of ownership, security deposits required to be held by Seller and not applied against Tenants’ obligations under Leases in accordance with their Leases, and any refundable electric, gas, sewer and water deposits deposited with a Seller by Tenants (including all accrued interest on all of the foregoing, unless a Seller is entitled to retain the benefit thereof) under any Leases, license agreements or concession agreements relating to any Property, shall be assumed by Purchaser and all shall be assigned by the applicable Seller and delivered at the Closing or retained by Seller and the Purchase Price reduced dollar-for dollar. Purchaser shall indemnify, defend and hold the applicable Seller harmless with respect to any claim made by Tenants after Closing with respect to any prepaid amounts or security deposits actually delivered or credited to

Purchaser at the Closing. In the event any security deposits under Leases are held in the form of letters of credit which have not been transferred to Purchaser or its designee at Closing, Seller shall, from and after Closing, cooperate with Purchaser as reasonably necessary to cause each such letter of credit to be transferred or reissued in favor of Purchaser or its designee.

3.6 Declaration Assessments. Any assessments and other charges paid or payable by Sellers under any declarations, reciprocal easement agreements, covenants, restrictions or other agreements affecting the Properties as set forth on any REA Estoppels delivered by Sellers at Closing (or other reasonable evidence) shall be prorated between the Sellers and Purchaser as of the Closing on an accrual basis such that Seller shall be responsible for all expenses accrued to the day of Closing.

3.7 Service Contracts. Fees and other charges under any Assumed Contracts shall be prorated between the Sellers and Purchaser as of the Closing on an accrual basis such that Seller shall be responsible for all expenses accrued to the day of Closing.

3.8 Leasing Commissions and Leasing Costs.

(a) Sellers shall be responsible for all Leasing Costs with respect to (i) the current term of all Leases executed prior to the date hereof and (ii) all Required Leases, in each case to the extent set forth on Schedule 4.1(j)(iv) (collectively, “Seller Leasing Costs”).

(b) Purchaser shall be responsible for the obligation to pay all Leasing Costs (i) for all New Leases (other than Required Leases which are specifically identified as Seller obligations on Schedule 4.1(j)(iv)) executed after the date hereof with Purchaser’s consent to the extent required hereunder, (ii) any extension, renewal or expansion of existing Leases (other than Required Leases which are specifically identified as Seller obligations on Schedule 4.1(j)(iv), and (iii) those leases which are specifically identified as Purchaser obligations on Schedule 4.1(j)(iv) (collectively, “Purchaser Leasing Costs”). If, prior to the Closing, Seller has paid any Purchaser Leasing Costs, the prorations at the Closing shall include a credit to Seller in an amount equal to the Purchaser Leasing Costs paid by Seller. If, as of the Closing, there remain any unpaid or outstanding Seller Leasing Costs, Purchaser shall be responsible to pay such unpaid Seller Leasing Costs, and the prorations at the Closing shall include a credit to Purchaser in an amount equal to all such unpaid Seller Leasing Costs.

3.9 Violations(a) . Notwithstanding anything in this Agreement to the contrary, Seller Parties shall be liable for and shall pay, at or prior to Closing, all fines, penalties and interest with respect to all violations of Laws existing with respect to any Property as of the Closing Date which are a landlord obligation as opposed to a tenant obligation under a Lease.

3.10 Existing Mortgage Debt(a) . At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to all accrued but unpaid interest on the Existing Mortgage Debt.

3.11 Required Work(a) . At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the total unpaid remaining cost of any Required Work being performed at the Properties as set forth on Schedule 4.1(j)(iv) and/or pursuant to those construction contracts set forth on Schedule 4.1(i), together with any work not reflected on such Schedules but commenced by any Seller Party at a Property and not fully paid for and/or incomplete as of the Closing Date, as reasonably estimated by Purchaser and Seller.

3.12 Philadelphia Use and Occupancy Tax and BIRT(a) . Pennsylvania use and occupancy taxes and BIRT with respect to the applicable Properties for the applicable taxing period in which Closing occurs shall be prorated at Closing on an accrual basis, it being agreed that Seller shall be responsible to collect and remit to the applicable authority, at or prior to Closing, all such taxes and BIRT due and payable during, or accrued with respect to, the period prior to Closing.

3.13 Development Property PSA Deposits(a) . To the extent the Development Properties have not been sold to third party purchasers prior to the Closing Date, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to all deposits then held by Sellers (and not in escrow) under any Development Property PSAs, including any deposits retained by Sellers following any termination prior to Closing of any Development Property PSA.

3.14 Quartermaster Litigation Credit(a) . To the extent the litigation related to Quartermaster Plaza as further detailed on Schedule 4.1(e) (the “Quartermaster Litigation”) is not settled or otherwise resolved by the Seller Parties prior to Closing, Purchaser shall receive a credit at Closing against the Purchase Price in an amount equal to $500,000.00. In no event shall Purchaser be responsible for any costs incurred by any Seller Party prior to Closing in connection with the Quartermaster Litigation or any defense thereof.

3.15 Closing Statements; Year-End Reconciliations.

(a) Sellers shall use its reasonable efforts to deliver proposed Closing Statements to Purchaser on or before the date that is five (5) Business Days before the Closing Date, together with such back-up information as Purchaser shall reasonably request. Upon approval by Purchaser, the parties shall deliver the approved Closing Statements to the Title Company; provided that if any of such prorations were not based on actual invoices they shall be based on the best available information which can be used for estimates).

(b) To the extent any tenants have not paid Seller for 2021 reconciliations, Seller shall receive a credit at Closing therefor and Purchaser shall thereafter be entitled to receive such payments. To the extent that Seller owes tenants a refund as a result of 2021 reconciliations, Purchaser shall receive a credit at Closing therefor and Purchaser shall be obligated to pay such tenant. To the extent the Closing occurs before year end reconciliations with tenants have been prepared for the year in which Closing occurs, the Closing Statement shall include Seller’s best estimate of such reconciliation and such amount (following Purchaser’s approval, not to be unreasonably withheld) shall be prorated and adjusted hereunder on an accrual basis based upon the number of days in the applicable rent period each of the parties owned the applicable Properties. Sellers shall provide Purchaser with all available information to conduct year end reconciliations for the year in which the Closing occurs. In addition, from and after the date hereof until the Closing, Sellers shall provide Purchaser with information reasonably requested which is currently produced by Seller’s Parent.

3.16 Survival. Purchaser and Seller acknowledge that the Assignment of Leases will provide for the assignment of all rights and obligations hereunder and shall contain indemnification from Purchaser for all matters arising as a result of a default by the landlord under the Leases first occurring from and after the Closing Date. Seller shall not have the right to pursue any Tenant after the Closing Date for arrears or unpaid rent, all of which shall be assigned to Purchaser. The provisions of this Article III shall survive the Closing indefinitely.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Sellers. Except as expressly set forth herein or in the disclosure schedules attached hereto, Seller Parent and the Seller Parties, jointly and severally, hereby make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of another date, which are given only as of such date):

(a) Existence and Power of Sellers. Each Seller Party is a validly existing limited partnership, corporation or limited liability company under the laws of the jurisdiction of its formation. Each Seller Party and its respective general partners or officers have all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by such Seller Party, and to enter into and deliver and to perform its obligations hereunder and under the Related Agreements executed by such Seller Party.

(b) Authorization; No Contravention. The execution and delivery of this Agreement and the Related Agreements executed by each Seller Party and the performance of its respective obligations under all of the foregoing have been duly authorized by all requisite corporate, limited liability company or limited partnership action. This Agreement and the Related Agreements have been or will be duly executed and delivered by the Seller Parties, and this Agreement and the Related Agreements executed by the Seller Parties will constitute the valid, legal and binding obligations of such Seller Parties, as applicable, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally, and, as to enforceability, general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the terms of this Agreement or the Related Agreements executed by any Seller Party will violate in any material respect any term of any material agreement, order or decree to which such Seller Party is a party or by which it is bound or to which any Property or Property Owner is subject.

(c) Consents. Except as set forth on Schedule 4.1(c), the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Seller Parent entitled to vote on the Transaction at the CDR Stockholder Meeting (the “CDR Stockholder Approval”), and any consent required under the terms of the Existing Mortgage Debt, are the only consents of any lender, partner, member, shareholder, beneficiary, tenant, creditor, investor or other Person whatsoever which has not been obtained, required in order for Seller Parties to enter into this Agreement and consummate the Transactions. The Seller Parent Board of Directors has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved, and declared advisable, this Agreement, the Related Agreements and the Transactions, (ii) determined that the terms of this Agreement, including, without limitation, the Purchase Price, are fair to, and in the best interests of, Seller Parent and its stockholders, (iii) directed that Seller Parent submit the approval of the Transactions contemplated by this Agreement to a vote at the CDR Stockholder Meeting as promptly as practicable, (iv) recommended (the “Seller Parent Board Recommendation”) that the common stockholders of Seller Parent approve the Transactions at the CDR Stockholder Meeting, which resolutions have not (subject to Section 5.10(c)) been subsequently rescinded, modified or withdrawn.

(d) No Violation. To Seller Parent’s knowledge, no order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Authority of competent jurisdiction is now in effect which restrains or prohibits the transfer of the Acquired Properties, Acquired Leasehold or Acquired Interests, or the consummation of any other Transaction.

(e) Litigation. Except as set forth on Schedule 4.1(e), there are no Actions pending in any court or before or by an arbitration tribunal or regulatory commission, department or agency or, to Seller Parent’s knowledge, otherwise threatened against any Seller, any Property Owner or any Property or Acquired Interests in any court, administrative bureau, or other regulatory setting.

(f) Compliance with Law. Other than as set forth on Schedule 4.1(f) hereof:

(i) No Seller or Property Owner has received any written notice that all or any portion of any Property violates any law, rule, regulation, ordinance, code or interpretation of any Authority (including, without limitation, those relating to environmental laws, zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq.) and The Provisions Governing Public Accommodations and Services Operated by Private Entities), which remains uncured, and to Seller Parent’s knowledge, no such violations exist;

(ii) No Seller or Property Owner has received written notice of any special assessment proceedings affecting any Property, and to the best of the Seller Parent’s knowledge, there is no such assessment currently pending;

(iii) No Seller or Property Owner has received written notice, or otherwise has knowledge, of any Action currently pending or threatened in writing that relates to the revocation or modification of any license, permit, approval, variance, easement and/or right of way, including, without limitation, zoning requirements, proof of dedication, authorizations, certificates of occupancy (or legal equivalent) of all Authorities having jurisdiction over any of the Properties (collectively, the “Licenses”) required for the ownership, occupancy, use or operation of any Property as currently used or occupied; and

(iv) No written notice of a currently pending or proposed or change in the zoning classification of any Property has been received by any Seller or Property Owner and, to Seller Parent’s knowledge, there is no such pending or proposed change and no Seller Party has initiated any such change.

(g) The Acquired Interests. Each applicable Seller owns its respective Acquired Interests beneficially and of record, and has good and valid title to its respective Acquired Interests, free and clear of all liens and encumbrances, and true, correct and complete copies of the organizational documents of the Property Owners have been previously provided to Purchaser. Upon the conveyance of the Acquired Interests to Purchaser on the Closing Date in accordance with this Agreement, good and valid title to such Acquired Interests will pass to Purchaser, free and clear of any liens and encumbrances, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement and as provided in the organizational documents of the Property Owners, the Acquired Interests are not subject to any voting agreement, option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever, including any that restrict or otherwise relate to the voting, distribution rights or disposition of the Acquired Interests. All of the Acquired Interests represent all of the Sellers’ interests of any kind, directly or indirectly, in the Property Owners and all of the Acquired Interests represent all of the outstanding equity capital of any kind in the Property Owners. Seller has delivered to Purchaser all correspondence between Sellers and the Township of Bloomfield or other applicable municipality (the “Bloomfield Municipality”) regarding Seller’s acquisition of the ownership interests in the Property Owner who owns the Property known as The Shops at Bloomfield Station (the “Bloomfield Property Owner”), and Seller has no knowledge of any response from the Bloomfield Municipality to the letter dated May 12, 2016, sent by Sellers disclosing Seller’s acquisition of the Bloomfield Property Owner.

(h) The Property Owners.    Other than as granted to Purchaser pursuant to the terms of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, commitments, Contracts, arrangements or undertakings of any kind to which any Seller or Property Owners is a party or by which any of them is bound (i) obligating any Seller or Property Owner to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, any Property Owner, or (ii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of equity interests in any Property Owner. No Property Owner has, or at any time has had, any employee(s), and there are no employees at any Property who will be binding on Purchaser. No Property Owner has, or has at any time had, any subsidiaries. To Seller Parent’s knowledge, each Property Owner has complied in all material respects with the separateness covenants in its operating agreements, and no Property Owner has received a written notice of default from its lender (including, without limitation, any Existing Lender) as to a breach of any separateness covenants. Other than any taxes that are subject to adjustment pursuant to Article III, no Property Owner has any taxes that are currently due or will be due and payable by it prior to Closing and that will remain unpaid as of Closing. No Property Owner has filed an election to be classified as an association taxable as a corporation. Except as set forth in Schedule 4.1(h), no Property Owner has any liabilities that will survive Closing (“Surviving Property Owner Liabilities”). Except as set forth in Schedule 4.1(h), no Seller Party has granted any option, right of first offer, right of first refusal or any other similar right in favor of any Person with respect to the purchase of any Property (or any portion thereof) or interest therein.

(i) Contracts. None of the Property Owners has entered into any service, maintenance, repair, or equipment leasing contracts relating to a Property that will be binding on Purchaser or such Property after the Closing, except for the Contracts disclosed on Schedule 4.1(i) hereto, which sets forth a true, complete and correct list of all Contracts which will be continued following the Closing Date (collectively, the “Assumed Contracts”), it being agreed that Assumed Contracts shall consist only of Contracts existing as of the date of this Agreement which are not terminable on 60 days’ (or shorter) notice. True, correct and complete copies of all such Contracts have been made available to Purchaser. To Seller Parent’s knowledge, such Contracts are in full force and effect and no Seller has provided or received any written notice of any material default under any such Contract which has not been cured. There are no management agreements affecting any Property which will remain in effect or be binding on Purchaser or any Property from and after the Closing, and the Assumed Contracts shall not include any management agreements.

(j) Real Property.

(i) Each applicable Seller or Property Owner has (and will convey to the Purchaser) good and valid title in fee simple (or the equivalent thereof in the respective jurisdiction) to the Real Property, subject only to the Permitted Exceptions, and Ground Lease Seller has (and will convey to the Purchaser) good and valid leasehold title to the Ground Leased Property. As of the date hereof, other than Ground Lease Seller with respect to the Ground Lease, no Seller or Property Owner is party to any lease, license, sublease or similar occupancy Contract under which any such Seller or Property Owner is lessee, sublessee or licensee of, or holds, uses or operates, any real property owned by any third Person. To the best of Seller’s knowledge, no consent is required from any municipality, third party or other Person to the transfer of any Property to Purchaser or its designee. Seller will give any required notices in connection with sale of the Properties, including, without limitation, providing the required notice under the Lease at the Property known as Colonial Commons and complying with Article 39 thereof.

(ii) No Seller Party has received written notice that either the whole or any part of any Property is subject to any pending suit for condemnation or other taking by any Authority, nor, to Seller Parent’s knowledge, has any such condemnation or other taking of any Property been threatened or contemplated. No Seller Party has entered into any agreement in lieu of condemnation therefor.

(iii) Sellers have previously provided Purchasers with true, complete and correct copies of each Lease and any material correspondence related thereto in that certain electronic data room located at: https://app.box.com/folder/142502350577?s=sltfts4rw1dn2j6j3tn26srz1hijlq9g (the “Data Room”). Other than as set forth on Schedule 4.1(j), (A) the Leases contain the entire agreement between the relevant Seller or Property Owner and the Tenants named therein; (B) the Sellers and/or Property Owners have not given written notice to any Tenant of its default under any Lease that has not been cured and have not received any written notice from any Tenant alleging a default by or claim against a Seller or Property Owner under any Lease; (C) no Tenant under any Lease is currently conducting or requesting an audit with any Seller or Property Owner with respect to rent calculations under any Lease; (D) within the three (3) year period preceding the date hereof, no Seller or Property Owner has received from any tenants under any Leases any written audit requests or written challenges regarding payments due or made under any of the Leases, which audit or contest remains unresolved; and (E) no Seller Party has knowledge that any Tenant has commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors.

(iv) (A) There are no Leasing Costs due and payable or which will become due or payable with respect to the current term of any of the Leases, and (B) there are no Leasing Costs which will become due or payable in connection with the Required Leases, except, in each case of the preceding clauses (A) and (B), for Leasing Costs described on Schedule 4.1(j)(iv).

(v) Except as set forth on Schedule 4.1(j)(v), (A) no Tenant under any Lease has any right or option to lease additional space in the Improvements (except as otherwise expressly set forth in the applicable Lease) and (B) no Tenant under any Lease has a right or option to purchase all or any part of the leased premises or the building of which the leased premises are a part (except as otherwise expressly set forth in the applicable Lease).

(vi) Except as set forth on Schedule 4.1(j)(iv), there are no ongoing capital improvement or repair projects at any Property.

(vii) The rent roll attached hereto as Schedule 4.1(j) (the “Rent Roll”) is the rent roll which Seller uses in the operation of the applicable Property. Except as otherwise set forth on the Rent Roll or on any schedule referenced in this Section 4.1, as of the date hereof, (y) no Tenant has paid any rent, fees, or other charges for more than one month in advance which would result in any tenant’s ability to credit such advance payment against any payment due by tenant after the Closing Date, and (z) there are no actions or proceedings pending or threatened in writing by any Tenant against any Seller Party under any Lease.

(viii) No Seller Party has (i) given or received any written notice of any breach or default with respect to any so-called declaration of easements, reciprocal easement agreement, covenants, conditions, restrictions or similar type document applicable to any Property, where such breach or default remains uncured, or (ii) given or received any written demand for the payment of any monetary sum in connection with any such breach or default of which Seller has written notice which remains uncured.

(ix) Philadelphia use and occupancy tax and business income and receipts tax (“BIRT”) required to be collected by any Seller Party has been collected and remitted to the applicable taxing authority (together with all required returns), and, to Seller Parent’s knowledge, there are no outstanding audits or disputes regarding such sales taxes.

(x) There are no pending real estate tax appeals with respect to any Property other than as set forth on Schedule 4.1(j)(x) (the “Tax Appeals”). Seller shall assign all Tax Appeals to Purchaser and Purchaser shall control all Tax Appeals and be entitled to all refunds relating thereto.

(xi) Seller’s environmental consultants have advised it that neither the Property known as Bethel Shopping Center nor the Property known as New London Mall is an “Establishment” as defined by the Connecticut Transfer Act (CGS Sections 22a-134 et seq., as amended; the “Transfer Act”).

(xii) No Property located in the Commonwealth of Massachusetts has access to a private septic or wastewater treatment system which would require compliance with “Title 5”, 310 CMR 15.000 or 314 CMR 5.00.

(k) Existing Mortgage Debt. With regard to the Existing Mortgage Debt:

(i) Schedule 4.1(k)(i) sets forth a complete and accurate schedule of all Existing Mortgage Debt with the respect to the Properties, along with the Properties to which the Existing Mortgage Debt relates and the outstanding principal balance, accrued interest and reserve balances (if any) with respect to all such debt as of the most recent billing statement;

(ii) Schedule 4.1(k)(ii) sets forth a list of all material documents evidencing or securing the Existing Mortgage Debt (collectively, “Existing Mortgage Documents”). Seller has provided to Purchaser true, correct and complete copies of all Existing Mortgage Documents, which are in full force and effect as of the date hereof. As of the date hereof, all payments currently due and payable on the Existing Mortgage Debt have been paid in full. As of the date hereof, no cash sweep or similar type of event has occurred and is continuing under the Existing Mortgage Documents.

(iii) No Seller or Property Owner has received any written notice of default from any Existing Lender (or its servicing agent, if any) claiming that any breach has occurred pursuant to the terms of any Existing Mortgage Debt which remains uncured.

(iv) To Seller Parent’s knowledge, each borrower under the Existing Mortgage Debt has complied in all material respects with the separateness covenants in its operating agreements and Existing Mortgage Documents, and no such borrower has received a written notice of default from any Existing Lender as to a breach of any separateness covenants.

(l) Hazardous Substances. The Seller Parties have made available to Purchaser in the Data Room all environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements relating to each of the Properties’ compliance or noncompliance with Environmental Laws within Seller Parties’ possession or control, including complete copies of the most recent Phase I environmental report for each Property and any Phase II reports obtained as a result of conditions noted in such Phase I report, which environmental reports are more particularly described on Schedule 4.1(l) (collectively, the “Existing Environmental Reports”). Sellers make no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in any Existing Environmental Reports relating to the Properties. As used in this Agreement, the terms “Hazardous Substances” and “Hazardous Wastes” shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 1251 et seq., as amended, and the regulations thereunder, Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., as amended, including amendments under Resource Conservation and Recovery Act, and the regulations thereunder, and Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended, and regulations thereunder, or any applicable state or local equivalent.

(m) Tax Matters. Each Property Owner is and has been since its formation classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes. Other than as set forth on Schedule 4.1(j)(x), (i) any and all taxes that are due and payable by each Property Owner or with respect to its Properties have been timely paid and any tax returns required to be filed with respect to each such Property Owner and/or the applicable Property have been timely filed and all such tax returns are true, complete, and correct in all material respects; (ii) no deficiency for any amount of tax has been asserted or assessed by a taxing authority in writing relating to any Property or the business, operations, or assets of any Property Owner and, to Seller Parent’s knowledge, no such assessment or assertion of tax liability is threatened in writing; and (iii) no audits or investigations by any taxing authority with respect to any Property or the business, operations, or assets of any Property Owner are currently pending or, to Seller Parent’s knowledge, threatened in writing. No Property Owner is a party to, or is bound by or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement, whether written or unwritten, or has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement. There are no outstanding waivers or agreements extending the due date for filing any tax return with respect to any Property Owner of its Properties, and there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any tax against any Property Owner or with respect to its Property. The Seller Parties do not have any liability for taxes pursuant to any Assumed Contract.

(n) Insurance. No Seller or Property Owner has received any written notice of a breach or default under any insurance policy maintained by or on behalf of such Seller or Property Owner with respect to a Property, which has not been cured or dismissed, or of the cancellation of (or intention to cancel or not renew) any such insurance policy, or of any required repairs under any such insurance policy which have not been completed to the satisfaction of the applicable insurer.

(o) Bankruptcy. No Seller or Property Owner has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing an inability to pay debts as they come due, or (vi) made an offer of settlement, extension or compromises to creditors generally under applicable loan documents.

(p) Solvency. No Seller or Property Owner is insolvent or will be rendered insolvent by virtue of the Transaction. For purposes of this Section 4.1(p), a Person shall be deemed “insolvent” if either (x) such Person’s liabilities exceed the present fair saleable value of such Person’s assets, or (y) such Person is unable to pay its liabilities as they become due in the usual course of such Person’s business.

(q) Non-Foreign Person. No Seller or Property Owner is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(r) OFAC. Each Seller Party is in compliance with Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (such order and all such other rules, regulations, legislation or orders, collectively, the “Orders”). No Seller Party (i) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is directly or indirectly (A) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or (B) acts for or on behalf of, any person on any such lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(s) Anti-Money Laundering. Each Seller Party is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as amended from time to time (the “Patriot Act”) and all rules and regulations promulgated under such Patriot Act applicable to such Seller Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Seller Party operates (the “AML Laws”); and (i) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (ii) has never been assessed a civil penalty under any AML Laws; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally derived property, or of money or monetary instruments which are (or which any Seller Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

(t) Brokers. Except as set forth on Schedule 4.1(t) (all of which fees and commissions shall be paid by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Seller Parties.

(u) Takeover Statutes; Dissenter Rights. No “moratorium”, “fair price”, “affiliate transaction”, “business combination”, “control share acquisition” or other takeover Laws or regulations, including, without limitation, in the Maryland General Corporation Law, including, without limitation, Subtitles 6 and 7 of Title 3 thereof, apply to this Agreement or the Transaction. No dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the Transaction, including any remedy under Sections 3-201 et seq. of the Maryland General Corporation Law.

(v) Fairness Opinion. The Board of Directors of Seller Parent has received the written opinion (“Fairness Opinion”) of Bank of America, as financial advisor to Seller Parent, or Jones Lang LaSalle, dated the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the factors and assumptions set forth therein, the Purchase Price to be paid for the Acquired Properties, Acquired Leasehold and Acquired Interests is fair to the stockholder of Seller Parent from a financial point of view. Seller Parent will make available to Purchaser a signed copy of the Fairness Opinion as soon as practicable following the execution of this Agreement, which shall be in effect at Closing.

(w) Disclosure Schedules. All of the representations and warranties set forth herein are expressly made subject to and deemed modified by any information inconsistent with or contrary to such representations and warranties which is contained in the Schedules attached hereto, and any inconsistency or anything to the contrary between the Schedules attached hereto and any representation or warranty shall not be deemed a breach of such representation or warranty. The delivery by Seller Parent of updated Schedules (e.g., an updated Rent Roll setting forth any changes in tenants or changes to the Leases) by reason of changed facts or circumstances which, pursuant to the terms of this Agreement, do not result from a default by a Seller Party of any covenants of such Seller Party in this Agreement and are not expressly prohibited from occurring, shall not in any manner affect Purchaser’s obligations hereunder and shall not be deemed a default by any Seller Party of any provision of Section 4.1 hereof unless, taken in the aggregate, they have a Material Adverse Effect.

(x) COVID-19. For the avoidance of doubt, Purchaser acknowledges and agrees that (a) due to the global pandemic caused by COVID-19, one or more of the Properties were closed or limited, in whole or in part, for extended periods of time during 2020 and 2021, and (b) the closures referred to in clause (a) will not in and of themselves be deemed to constitute a breach or inaccuracy of any representation, warranty or covenant hereunder, provided that they do not otherwise cause a failure of any applicable condition or covenant. Except as otherwise expressly provided in this Agreement, no Seller Party makes any representations or warranties of any kind hereunder with respect to the effects on the Properties or any part thereof to the extent arising out of such closures or the ongoing effects, events, occurrences, facts, conditions or changes arising out of any action or inaction taken by any Seller or Property Owner, whether before, on or after the date of this Agreement, which is or was at such time (i) in Seller Parent’s business judgment, within commercially reasonable standards for participants operating in the shopping center industry, (ii) required by Law or judicial action, or (iii) recommended by any federal Authority or any Authority in the State, Commonwealth or locality in which a Property is located, in each case (i)-(iii) to respond to COVID-19 or the direct or indirect effects thereof.

(y) Ground Lease. Ground Lease Seller is the owner of the entire leasehold interest under the Ground Lease free and clear of all mortgages, deeds of trust and other liens and encumbrances (other than mortgages which will be removed of record at or prior to the Closing). Ground Lease Seller has not assigned, encumbered or pledged its interest in the Ground Lease nor has Ground Lease Seller delivered or received any written notices of default under the Ground Lease. There is no litigation, arbitration, or administrative action or proceeding pending with respect to the Ground Lease Seller and affecting the Ground Lease nor, to Seller’s knowledge, threatened with respect to the Ground Lease Seller and affecting the Ground Lease. A true, correct and complete copy of the Ground Lease and all amendments thereto has been delivered to Purchaser. Ground Lease Seller has not entered into any contract of sale, option agreement, right of first refusal, sublease, or other agreement for the sale, disposition or sublease of the Ground Lease, the leasehold interest thereunder or any part thereof, except for the sublease of the Ground Lease to Tractor Supply Company, a true, correct and complete copy of which has been delivered to Purchaser. Ground Lease Seller has received no written notice from Ground Lessor with respect to Ground Lease Seller’s right of first offer to purchase the Property subject to the Ground Lease, and there are no pending agreements of sale giving Ground Lease Seller a right to purchase the fee interest in such Property.

(z) The operating statements for calendar years 2020 through current which Seller Parties made available to Purchaser in the Data Room are the operating statements which are used by Seller Parties in the ordinary course of business (but nothing herein shall be deemed to be a representation or warranty concerning the accuracy of the information contained therein).

(aa) Except as otherwise set forth in this Section 4.1, there are no facts or circumstances with respect to any of the Development Properties of which Seller Parties are aware that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

For the avoidance of doubt, the Representations and Warranties set forth in this Section 4.1 and the disclosures set forth in the Disclosure Schedules are deemed to apply to the Development Properties only to the extent that the Purchaser actually acquires the Development Properties. To the extent any Development Property is a ground leasehold interest, all representations contained in this Section 4.1 with respect to the Ground Lease shall be deemed to refer to such ground leasehold interest as well. To the extent any Development Property is acquired by Purchaser or its designee through an acquisition of ownership interests in the fee owner thereof, all representations contained in this Section 4.1 with respect to Property Owners shall be deemed to refer to such fee owner as well. Purchaser acknowledges that it is the intent of the Seller Parties to sell the Development Properties to third parties prior to the Closing Date.

4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Seller Parties as follows:

(a) Organization. DRA Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, KPR Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and, prior to Closing, each entity designated by Purchaser to take title at Closing to a Property will be qualified to do business in the state in which the applicable Property is located.

(b) Authorization.

(i) The execution and delivery of this Agreement by DRA Purchaser, the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on its part. This Agreement constitutes the valid and binding obligations of DRA Purchaser enforceable against DRA Purchaser in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(ii) The execution and delivery of this Agreement by KPR Purchaser, the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on its part. This Agreement constitutes the valid and binding obligations of KPR Purchaser enforceable against KPR Purchaser in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(c) No Conflicts.

(i) The execution and delivery of, and the performance and compliance with the terms and provisions of, this Agreement by DRA Purchaser do not violate (A) its certificate of formation, (B) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound or (C) any material agreement or contract to which DRA Purchaser or any of its subsidiaries is a party or to which it or its property is subject.

(ii) The execution and delivery of, and the performance and compliance with the terms and provisions of, this Agreement by KPR Purchaser do not violate (A) its certificate of formation, (B) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound or (C) any material agreement or contract to which KPR Purchaser or any of its subsidiaries is a party or to which it or its property is subject.

(d) Approvals. No authorization, consent, order, approval or license from, filing with, or other act by any agency, bureau or department of any federal, state or local government authority or other Person is or will be necessary to permit the valid execution and delivery by Purchaser of this Agreement or the performance by it of the obligations to be performed by it under this Agreement, or if any such authorizations, consents, orders, approvals or licenses are required, they have been obtained.

(e) Litigation. There are no Actions pending in any court or before or by an arbitration tribunal or regulatory commission, department or agency or, to Purchaser’s knowledge, otherwise threatened in writing against Purchaser or its affiliates which in any case, if adversely determined, would materially adversely affect the ability of Purchaser to enter into this Agreement and consummate the Transactions hereunder.

(f) Financing. As of the date hereof, Purchaser has access to and will have at Closing cash proceeds sufficient to pay, without limitation, the Purchase Price and the fees and expenses of Purchaser related to the Closing and to consummate the Transactions. Purchaser acknowledges and agrees that its obligations to effect the Transactions contemplated by this Agreement are not subject to the availability to Purchaser or any other party of financing, except with respect to the Existing Mortgage Debt.

(g) Securities Act. The Acquired Interests purchased by Purchaser (or its designee) pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act of 1933, as amended.

(h) Brokers. Except as set forth on Schedule 4.2(h), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

(i) OFAC.

(i) DRA Purchaser is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither DRA Purchaser nor, to DRA Purchaser’s knowledge, any Affiliate of DRA Purchaser (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (ii) is a Person (as defined in the Orders) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is directly or, to DRA Purchaser’s knowledge, indirectly (A) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or (B) acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(ii) KPR Purchaser is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither KPR Purchaser nor, to KPR Purchaser’s knowledge, any Affiliate of KPR Purchaser (i) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (ii) is a Person (as defined in the Orders) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is directly or, to KPR Purchaser’s knowledge, indirectly (A) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or (B) acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(j) Anti-Money Laundering. Purchaser is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to Purchaser, and the AML Laws; and (i) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (ii) has not been, at any time in the past five (5) years, assessed a civil penalty under any AML Laws; (iii) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (iv) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (v) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

4.3 No Other Representations and Warranties Outside Agreement and Related Agreements.

(a) The parties hereby expressly acknowledge and agree that, except as set forth in this Agreement and the Related Agreements, no party, nor anyone acting for or on behalf of any party, has made any oral or written representation, warranty, covenant, agreement, promise or statement, express or implied, to the other party, or to anyone acting for or on behalf of the other party, and no party has, except as provided in this Agreement and the Related Agreements, relied on, and shall not be entitled to rely on same.

(b) Without limiting the generality of the foregoing, Purchaser hereby acknowledges and agrees that, except for the Seller Parties’ representations and warranties set forth in this Agreement and the Related Agreements, as reliance thereon and enforcement thereof may be limited in this Agreement, Purchaser, on behalf of itself and its subsidiaries, waives, and the Seller Parties disclaim, all warranties of any type of kind whatsoever with respect to the Properties, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, THE PROPERTIES ARE “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS, AS APPLICABLE, NEITHER PURCHASER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER PARENT, ANY SELLER, ANY OTHER TRANSFEROR OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF ANY OF THEM, AS TO ANY MATTER CONCERNING THE PROPERTIES OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DILIGENCE MATERIALS (INCLUDING, THE COMPLETENESS THEREOF), INCLUDING (a) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Properties or any aspect of portion thereof, including, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater; (b) the dimensions or lot size of the Properties or the square footage of any of the improvements thereon or of any tenant space therein; (c) the development or income potential, or rights of or relating to, the Properties, or the fitness, suitability, value or adequacy of a Property for any particular purpose; (d) the zoning or other legal status of any Property; (e) the compliance of any Property or its operation with any Laws, conditions and restrictions of any Governmental Authority or of any other person or entity (including, the Americans with Disabilities Act of 1990, as amended); (f) the ability of Purchaser or any of its Affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property; (g) the presence, absence, condition or compliance of any hazardous substances or waste on, in, under, above, from, or about any Property or any adjoining or neighboring property; (h) the quality of any labor and materials used in any improvements at any Property; or (i) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, Purchaser expressly agrees that, except as set forth herein or in any Related Agreement or other document delivered pursuant hereto, it is not relying on any representation or warranty of Seller Parent or any Seller or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of Seller Parent or any Seller, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them.

(d) PURCHASER ACKNOWLEDGES AND AGREES THAT ANY REPORTS AND INFORMATION OBTAINED BY PURCHASER OR ANY OF ITS AFFILIATES AND ANY COSTS RELATED THERETO ARE THE SOLE RESPONSIBILITY OF PURCHASER AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR THE RELATED AGREEMENTS, NO SELLER PARTY OR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION HEREUNDER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS OR ANY UPGRADES, REMEDIATION OR STUDIES TO OR ABOUT ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE OR REPORT ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN THE RELATED AGREEMENTS OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING, AS THEY DEEM NECESSARY OR APPROPRIATE, ANY APPROVAL, LICENSE OR PERMIT NECESSARY FOR ACCEPTANCE BY THEM OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS, UPGRADES, REMEDIATION, STUDIES OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT PURCHASER’S SOLE COST AND EXPENSE.

4.4 Release of Seller Parties.

(a) EXCEPT FOR RIGHTS, REMEDIES AND OTHER PROVISIONS WHICH SURVIVE CLOSING PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT AND THE RELATED AGREEMENTS, FROM AND AFTER CLOSING, PURCHASER IRREVOCABLY AND ABSOLUTELY WAIVES ANY RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, AND COVENANTS NOT TO FILE OR OTHERWISE PURSUE ANY LEGAL ACTION AGAINST ANY SELLER PARTY OR THEIR AFFILIATES OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, MANAGER, TRUSTEE, DIRECTOR, SHAREHOLDER, CONTROLLING PERSON, AFFILIATE, OFFICER, ATTORNEY, EMPLOYEE, AGENT OR BROKER OF ANY OF THE

FOREGOING, AND ANY OF THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, PROCEEDINGS, INVESTIGATIONS, DEMANDS, CLAIMS, LIABILITIES, FINES, PENALTIES, LIENS, JUDGMENTS, LOSSES, INJURIES, DAMAGES, SETTLEMENT EXPENSES OR COSTS OF WHATEVER KIND OR NATURE, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING BROUGHT OR THREATENED OR ORDERED BY ANY AUTHORITY), INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND EXPERTS’ FEES AND EXPENSES, AND INVESTIGATION AND REMEDIATION COSTS, IN ALL SUCH CASES THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTIES OR ANY PORTION THEREOF OR THE CONDITION THEREOF, INCLUDING THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF ANY PROPERTY OR ANY LAW APPLICABLE THERETO, OR ANY OTHER MATTER RELATING TO THE USE, PRESENCE, DISCHARGE OR RELEASE OF HAZARDOUS SUBSTANCE OR WASTE ON, UNDER, IN, ABOVE OR ABOUT ANY OF THE PROPERTIES WHICH ARISE, OCCUR AND/OR ACCRUE PRIOR TO THE CLOSING. NOTWITHSTANDING THE FOREGOING, SELLERS HEREBY ACKNOWLEDGE THAT (I) PURCHASER HAS NOT, AND IS NOT, WAIVING ANY RIGHT TO IMPLEAD ANY SELLER PARTY IN (OR RELEASING SELLER PARTIES FROM ANY LIABILITY FOR) ANY ACTION, CLAIM, SUIT, DEFENSE, CASE, EVENT OR MATTER BROUGHT BY A THIRD PARTY AGAINST PURCHASER FOR A CLAIM ARISING, ACCRUING AND/OR OCCURRING PRIOR TO THE CLOSING DATE AND (II) THE FOREGOING RELEASE DOES NOT RELEASE SELLER PARTIES FROM ANY LIABILITY FOR (Y) FRAUD OR CRIMINAL ACTIVITY OF ANY SELLER PARTY OR (Z) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS IN CONNECTION WITH ANY OBLIGATION UNDER SECTION 5.17 OF THIS AGREEMENT.

(b) IN CONNECTION WITH THIS SECTION 4.4, TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF ANY PROVISION OR PRINCIPLE OF FEDERAL OR STATE LAW THAT MAY LIMIT THE SCOPE OR EFFECT OF THE WAIVER AND RELEASE PROVISIONS OF THE PRECEDING PARAGRAPH.

4.5 No Breach for Known Facts. To the extent Purchaser has actual knowledge prior to the execution of this Agreement that any of the Seller Parties’ representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect such knowledge. Purchaser be deemed to have actual knowledge that a representation or warranty contained herein is inaccurate, untrue, or incorrect to the extent that information inconsistent with any such representation and warranty is set forth in any written materials either (a) posted to the Data Room no later than three (3) Business Days prior to the date hereof, or (b) delivered in hard copy printed form to a Purchaser Designated Representative no later than three (3) Business Days prior to the date hereof.

ARTICLE V

COVENANTS

5.1 Covenants Relating to Conduct of Business. From and after the date hereof and prior to the Closing or earlier termination of this Agreement, except (i) as expressly contemplated in or expressly permitted by this Agreement, (ii) as may be required to comply with any Lease, (iii) as required by applicable Law or any COVID-19 Measures, and (iv) to the extent Purchaser shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise expressly provided herein), each Seller shall, to the extent relating to an Acquired Property or Acquired Interest:

(a) carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with past practices;

(b) use commercially reasonable efforts consistent with past practices to maintain the Properties in substantially the same manner as heretofore maintained, ordinary wear and tear excepted; provided, that the foregoing shall not impose any obligation on any Seller or Property Owner to make any capital improvements or replacements to a Property other than in connection with emergency repairs or as contemplated by the terms of any Lease and other than the ongoing work set forth on Schedule 4.1(j)(iv);

(c) not permit, allow or suffer any of the Real Property or Acquired Interests to become subjected to any pledge, lien or encumbrance other than Permitted Exceptions;

(d) not (i) enter into any new Contract or reciprocal easement agreement, operating agreement or other similar agreement, or modify, amend or terminate any Contract or any reciprocal easement agreement, operating agreement or other similar agreement, (ii) modify, amend or terminate any Major Lease without the consent of Purchaser in its sole discretion or (iii) enter into any New Lease which is a Major Lease without the consent of Purchaser in its sole discretion; provided that Seller shall have the right, without requiring Purchaser consent, to enter into modifications, amendments or terminations of any Lease which is not a Major Lease (and which does not become a Major Lease by virtue of such modification or amendment) or any New Lease which is not a Major Lease, in each case in the ordinary course of business, consistent with past practices and on fair market terms which Seller will keep Purchaser reasonably informed about;

(e) keep, or cause to be kept, all insurance policies covering the Properties and Property Owners, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date;

(f) not apply for or agree to any change in zoning affecting any of the Real Property or any modification of the terms of any License;

(g) not enter into any settlement Contract in connection with any condemnation proceedings affecting or relating to any Real Property;

(h) (i) not amend, supplement, terminate or otherwise modify the Ground Lease (or any ground lease with respect to a Development Property), (ii) comply with the terms of the Ground Lease (and any ground lease with respect to a Development Property) on the part of the lessee to be performed in all material respects, and (iii) deliver to Purchaser copies of all correspondence delivered or received by Ground Lease Seller relating to the Ground Lease (or any ground lease with respect to a Development Property);

(i) deliver to Purchaser copies of all material correspondence delivered or received by any Seller Party under any Lease or Contract;

(j) deliver to Purchaser copies of all new Contracts, New Leases, and amendments or modifications of existing Leases entered into in accordance with the terms of this Agreement reasonably promptly following execution thereof (and in all cases prior to Closing);

(k) not without Purchaser’s prior written consent in Purchaser’s sole discretion (i) waive the performance or observance by a tenant under any Major Lease of any of its material obligations or agreements thereunder, (ii) grant consent under any Major Lease, including to any assignment or sublease of any Major Lease, or (iii) apply any security deposit (including any letter of credit) held by any Seller Party under any Major Lease except if the applicable Lease has been terminated due to a tenant default;

(l) not market for sale or other transfer, or solicit or engage in discussions regarding selling or transferring, any of the Acquired Properties, Acquired Interests or Acquired Leasehold (or any portion of any of them) other than (i) with respect to the Buy/Sell which Seller will exercise in accordance with the Limited Partnership Agreement within ten (10) business days following the date of this Agreement using the allocated purchase price set forth in Section 2.5 above with respect to the Crossroads Property (the “Crossroads Allocated Amount”), and (ii) with respect to the Development Properties, which the Purchaser acknowledges are either under contract for sale or being actively marketed for sale to third parties. In the event either (x) Seller’s exercise of the Buy/Sell results in Seller being required to transfer its interests in the owner of the Crossroads Property to its partner under the Limited Partnership Agreement (the “Crossroads Partner”), or (y) Seller has not acquired from the Crossroads Partner the Crossroads Partner’s interests in the owner of the Crossroads Property in time to convey the Crossroads Property to Purchaser on the Closing Date, the Crossroads Property shall no longer be an “Acquired Property” as used in this Agreement, and the Purchase Price shall be reduced by the Crossroads Allocated Amount. In the event that any of the Development are not sold to a third party prior to the Closing Date, such properties will become Acquired Properties (and/or Acquired Leaseholds, as applicable) and the Purchase Price shall be increased as set forth in Section 2.2. From and after the date hereof until the Closing Date, Sellers shall make no material modifications to any Development Property PSA without Purchaser’s prior written consent;

(m) maintain all Property Owners in good standing in their respective jurisdictions of formation and the jurisdictions in which their applicable Properties are located; and

(n) not cause any Property Owner to make any election to be treated as an association taxable as a corporation for tax purposes.

Notwithstanding anything to the contrary contained herein, for all purposes under this Agreement, DRA Purchaser, acting alone, shall make all decisions, give all notices, and take all actions on behalf of Purchaser. For all purposes under this Agreement, (I) DRA Purchaser shall have the right to bind Purchaser and (II) KPR Purchaser shall have no right to bind Purchaser.

5.2 Title.

(a) Title Commitments. Prior to the date hereof, Purchaser has received and reviewed the Title Commitments delivered by the Title Company and surveys delivered by the land surveyors with respect to each Property (the “Surveys”). Purchaser hereby agrees that the title commitments and surveys described on Schedule 5.2(a) are acceptable to it, except (i) for Mandatory Cure Items and (ii) as otherwise noted on Schedule 5.2(a).

(b) Title Insurance. Subject to payment of the premium therefor and satisfaction of the requirements thereunder applicable to Purchaser, the respective Seller Parties shall cause to be issued to Purchaser or its designee at the Closing with respect to each Property an original title insurance policy issued by the Title Company in the amount of the portion of the Purchase Price allocated to such Property as provided in Section 2.2 (as may be amended as provided therein), dated as of the Closing Date (to be redated as of the date of recording of the applicable Deed), insuring fee simple title to the Real Property (or leasehold title, with respect to the Ground Leased Property) in Purchaser or its designee, subject only to the Permitted Exceptions and otherwise in form and substance reasonably satisfactory to Purchaser, including customary endorsements and extended or “gap” coverage, and including non-imputation coverage with respect to those Real Properties owned by Property Owners with respect to which Purchaser or its designee is acquiring Acquired Interests (such title insurance policies are individually referred to as a “Title Policy” and collectively as the “Title Policies”).

(c) Notwithstanding anything to the contrary set forth herein, Sellers shall be obligated to remove or cause the Title Company to insure over (to Purchaser’s satisfaction, at Seller’s sole cost) all Mandatory Cure Items.

5.3 Termination of Contracts. On or prior to the Closing Date, the applicable Seller Parties shall terminate, or cause the termination, at their own expense, of all Contracts other than the Leases, Assumed Contracts, Permitted Exceptions and Licenses, with such termination effective on or prior to the Closing Date.

5.4 Expenses; Transfer and Stamp Taxes.

(a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

(b) Notwithstanding clause (a) above, (x) Sellers shall be responsible for (i) one-half (1/2) of the transfer taxes and stamp taxes applicable to the conveyance and transfer of the Acquired Properties, Acquired Interests, and Acquired Leasehold located (or, with respect to Acquired Interests, where the Properties owned by the applicable Property Owners are located) in Pennsylvania, Maryland and Delaware and all of the transfer taxes and stamp taxes applicable to the conveyance and transfer of the Acquired Properties, Acquired Interests, and Acquired Leasehold located (or, with respect to Acquired Interests, where the Properties owned by the applicable Property Owners are located) in Connecticut, Massachusetts, New York, New Jersey and Virginia and (in the event Purchaser acquires any Development Property located in Washington, D.C.) 100% of the Washington, D.C. transfer tax on the applicable Deed (or lease assignment or interest transfer, as applicable); (ii) the costs of the Surveys (other than any survey ordered by Purchaser for the Ground Leased Property); (iii) one-half (1/2) of all escrow fees due to the Title Company in connection with the consummation of the transactions contemplated hereby; (iv) all recording, premium and other charges of satisfying existing debt and other Mandatory Cure Items; (v) omitted; and (vi) all brokerage commissions payable to the brokers listed on Schedule 4.1(t) and Schedule 4.2(h) (collectively, “Brokers”) in connection with the transactions contemplated by this Agreement; and (y) Purchaser shall be responsible for (i) all charges and fees permitted to be demanded by Existing Lenders under the Existing Mortgage Debt (and which such Existing Lenders in fact do demand) in connection with the seeking and the obtaining of the consent of the Existing Lenders to the transactions contemplated by this Agreement and/or the assumption of the Existing Mortgage Debt by Purchaser or any applicable designee (but not any legal fees of Seller Parties or their affiliates in connection therewith); (ii) the costs of any survey ordered by Purchaser for the Ground Leased Property; (iii) one-half (1/2) of the transfer taxes and stamp taxes applicable to the conveyance and transfer of the Acquired Properties and Acquired Leasehold located in Pennsylvania, Maryland and Delaware and 100% of the New Jersey “so called” Mansion Tax and (in the event Purchaser acquires any Development Property located in Washington, D.C.) 100% of the applicable Washington, D.C. “Deed Recordation Tax”; (iv) one-half (1/2) of all escrow fees due to the Title Company in connection with the consummation of the transactions contemplated hereby and (v) the premium for policies and endorsements for Purchaser to obtain Owner’s and Lender’s policies of title insurance. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

5.5 Estoppel Certificates; SNDAs.

(a) Sellers shall use commercially reasonable efforts to obtain and deliver to Purchaser, from such Tenants as Purchaser shall request, in the form attached hereto as Exhibit M (each a “Tenant Estoppel”). Purchaser acknowledges and agrees that the failure to obtain any Tenant Estoppel or delivery of a Tenant Estoppel which discloses issues thereon shall not be, and shall not be construed to be, a breach or default by Sellers, and delivery of any Tenant Estoppels shall not be a condition precedent to Closing. Sellers shall provide Purchaser with copies of all executed estoppel certificates received from Tenants promptly following Sellers’ receipt thereof.

(b) Sellers shall use commercially reasonable efforts to obtain and deliver to Purchaser, from any association or other parties to any existing reciprocal easement agreement, declaration of covenants, operations easement or agreement or similar document, estoppel certificates in the form provided by Purchaser (each a “REA Estoppel”). Purchaser acknowledges and agrees that the failure to obtain any REA Estoppel or if any REA Estoppel discloses any issues thereon shall not be, and shall not be construed to be, a breach or default by Sellers, and delivery of any REA Estoppels shall not be a condition precedent to Closing. Sellers shall provide Purchaser with copies of all executed estoppel certificates received from any such parties promptly following Sellers’ receipt thereof.

(c) So long as Purchaser provides to Sellers fully completed execution counterparts of Purchaser’s lender’s form of Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) relative to the tenants under any Leases, Seller shall cooperate with Purchaser in delivering the same to such tenants and shall in any event assist and cooperate with Purchaser in its efforts to obtain executed SNDAs from the tenants under such Leases, it being understood and agreed that obtaining executed SNDAs from any Tenants is not a condition precedent to Closing and Sellers shall have no obligation with respect thereto other than as expressly set forth herein.

5.6 Consent of Mortgage Lender.

(a) Within ten (10) Business Days following the date hereof, Sellers shall request an application from the Existing Lender(s) or its servicer for approval of the transfer of the Properties and/or Property Owners encumbered by the Existing Mortgage Debt to Purchaser or its designee and assumption of such Existing Mortgage Debt by Purchaser or its designee (the “Mortgage Consent”). Promptly upon receipt of the application from the Existing Lender(s) and/or its servicer, Sellers shall provide the application to Purchaser and Purchaser shall, within ten (10) Business Days of receipt of the application from Sellers, submit to Seller Parent for its reasonable review an application completed with such information reasonably required from Purchaser, and Seller shall provide such information reasonably required from Seller on such application, it being agreed that all such information provided by Purchaser on the application shall be held in confidence by Seller Parent and shall not be disclosed by Seller Parent to any Person other than Existing Lender. Purchaser shall provide such other information as the Existing Lender(s) reasonably requires in connection therewith and shall pay an amount equal to Existing Lender’s costs and expenses in evaluating such applications and request for Mortgage Consent and any applicable processing fee of the Existing Lender(s), in each case to the extent set forth in the applicable Existing Mortgage Documents; provided that Sellers shall be solely responsible for (A) submitting any and all information and documentation with respect to Sellers, Property Owners and/or the current operations of the applicable Properties required to be submitted in connection with the application for the Mortgage Consent. Purchaser shall pursue the Mortgage Consent with commercially reasonable due diligence and shall make all commercially reasonable efforts to obtain the Mortgage Consent in accordance with the terms of this Agreement and the Existing Mortgage Documents, including providing (x) DRA Growth and Income Master Fund X, LLC, a Delaware limited liability company, (y) DRA Growth and Income Master Fund X-A, LLC, a Delaware limited liability company, and (z) DRA Growth and Income Master Fund X-B, LLC, a Delaware limited liability company, as one or more replacement guarantors/indemnitors (on a going forward basis), opinions, title insurance endorsements, certificates, information and documentation contemplated by the Existing Mortgage Documents or as is otherwise reasonably and customarily required by the Existing Lender(s), toward that end; provided, however, Purchaser shall be entitled to reject in any proposed Mortgage Consent or any documents to be executed and delivered by Purchaser or its replacement guarantor in connection therewith (w) any modification to the maturity date or economic terms of the Existing Mortgage Debt; and (y) any expansion of guarantor liability under the existing guaranties and indemnities with respect to the Existing Mortgage Debt other than to reflect such Existing Lender’s then current forms required for assumption. Seller Parent agrees to cooperate reasonably with Purchaser (at no out-of-pocket expense to the Seller Parties other than Seller’s legal costs and expenses incurred) in connection with Purchaser’s preparation of all applications and submissions to the Existing Lender(s) contemplated hereunder and, without limiting the generality of the foregoing, shall furnish such information and execute and deliver such documents on behalf of Seller as may be reasonably required in connection therewith; provided, that Seller Parent shall have no obligation to commence litigation or offer or grant any accommodation (financial or otherwise) to or against the Existing Lender(s) to obtain the Mortgage Consent or otherwise incur any liability to the Existing Lender(s) in connection therewith. Purchaser may request that the Mortgage Consent shall contain the following; however the failure of any Mortgage Consent to contain the following shall in no way impact the validity of the Mortgage Consent (i) provide a statement that, other than the Existing Mortgage Documents, there are no documents or agreements to which the applicable Sellers or Property Owners are currently bound in favor of the Existing Lender with respect to the Existing Mortgage Debt, (ii) provide a statement as to the amount of the Existing Mortgage Debt (including the remaining outstanding principal balance thereof), (iii) provide a statement as to the date to which interest and principal have been paid, (iv) include a statement that no “event of default” (as such term is used in the Existing Mortgage Documents) has been declared by the Existing Lender under any of the Existing Mortgage Documents with respect to the Existing Mortgage Debt, (v) include a statement that the Existing Lenders have not delivered a notice of default to Sellers, the applicable Property Owner or any existing guarantor, (vi) provide a statement as to the amount of any escrows and reserves being held by any Existing Lenders under the Existing Mortgage Documents, and (vii) contain modifications to the permitted transfer provisions of the Existing Mortgage Documents to reflect Purchaser’s structure.

(b) The Seller Parties’ obligation to consummate the Transactions under this Agreement shall be conditioned upon (i) receipt by the relevant Seller Parties and/or their affiliated guarantors and/or environmental indemnitors under the Existing Mortgage Debt (collectively, “Seller Guarantors”) of releases from the Existing Lender(s) in respect of the Existing Mortgage Debt and existing guarantees and environmental indemnification agreements relating thereto with respect to liabilities first arising from and after the date of the loan assumption in form and substance reasonably satisfactory to Seller Parent (collectively, the “Lender Releases), and (ii) at Closing, Purchaser or an Affiliate thereof satisfying the requirements of the Existing Mortgage Debt shall replace the applicable Seller Guarantors under the Existing Mortgage Debt with respect to liabilities first arising from and after the Closing Date and execute the documentation reasonably required by the Existing Lender(s) in connection therewith, which shall be in substantially the same form as the existing non-recourse carve-out guaranties and environmental indemnities.

Notwithstanding the foregoing, solely in the event Existing Lender(s) do not provide the Lender Releases but Existing Lenders have otherwise provided (or are ready to provide) the Mortgage Consent as required pursuant to this Agreement, Sellers shall nevertheless proceed with consummating the Transactions under this Agreement and DRA Purchaser Parent shall indemnify, defend and hold harmless Seller Guarantors from any and all claims, liabilities, damages, losses, costs or expenses (including reasonable attorneys’ fees) actually incurred by Seller Guarantors with respect to any obligation or liability first arising under the Existing Mortgage Debt following the Closing Date.

(c) If the Existing Lender(s) (and, to the extent required, any rating agency) provides the Mortgage Consent and Lender Releases with respect to each of the Existing Mortgage Debt in writing (or, if Lender Releases are not provided but the indemnity set forth in the immediately preceding paragraph is provided), then at Closing, Purchaser or its designee shall acquire the relevant Acquired Properties and/or Acquired Interests subject to the Existing Mortgage Debt pursuant to a transfer/assignment and assumption agreement in form mutually acceptable to the Existing Lender(s), Seller Parent and Purchaser, which imposes no obligation or liability on any Seller Party or their Affiliates with respect to any period from and after Closing (except to the extent Purchaser provides the indemnity set forth in the immediately preceding paragraph).

(d) In the event, despite Purchaser’s diligent efforts, the Existing Lender(s) with respect to any Existing Mortgage Debt shall affirmatively and definitively advise in writing that such Existing Lender(s) will not provide the Mortgage Consent with respect to such Existing Mortgage Debt and shall not notify otherwise for a period of 30 days thereafter, then, in either such case, the Acquired Properties and/or Acquired Interests subject to the Existing Mortgage Debt applicable to such Existing Lender(s) shall be excluded from the scope of this Agreement and all representations, warranties, covenants, indemnities and other rights or obligations with respect to such Acquired Properties and/or Acquired Interests hereunder shall cease and terminate, and shall be of no further effect, in which case the relevant Properties shall be deemed deleted from all relevant Schedules hereunder and the aggregate Purchase Price shall be deemed adjusted accordingly, based on the allocations described in Section 2.5.

(e) The provisions of this Section 5.6 shall survive the Closing.

5.7 Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Transactions contemplated hereby is subject to the terms of the confidentiality provisions set forth in Section 4 of that certain Access Agreement between Seller Parent and DRA Purchaser, dated February 4, 2022 (such Section 4, the “Confidentiality Agreement”). The parties agree that such terms of such Section 4 are incorporated herein by reference and that each party shall be bound by the terms thereof as if stated herein in full. During the term of this Agreement, Purchaser shall continue to have access to the Confidential Information (as defined in the Confidentiality Agreement).

5.8 Financing. Notwithstanding anything contained in this Agreement to the contrary, Purchaser expressly acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon Purchaser obtaining any financing. Notwithstanding the foregoing, if and to the extent there is any outstanding debt secured by a mortgage, in lieu of causing existing mortgages encumbering any Property located in the States of New York, Virginia or Maryland to be satisfied, at Purchaser’s request, Seller Parties shall request their existing lenders to assign such mortgages and the related notes to Purchaser’s lender or designee and the reasonable costs and expenses of Seller’s existing lenders in connection with such assignment shall be paid by Purchaser.

5.9 Public Announcements. Seller Parent and Purchaser agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of Seller Parent (in the case of Purchaser) or Purchaser (in the case of Seller Parent ) (in each case, which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without such prior consent, issue a press release or make a public announcement (i) so long as such release or announcement contains statements with respect to this Agreement and the Transactions contemplated hereby that are consistent in all material respects with previous statements made in compliance with this Section 5.9 or (ii) to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that Purchaser, without consulting with Seller Parent, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, lenders, members, managers and investors of any Affiliates of Purchaser, in each case, who are subject to customary confidentiality restrictions.

5.10 No Solicitation; Board Recommendation.

(a) Seller Parent shall not, and shall cause the other Seller Parties and their respective Affiliates not to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing nonpublic information), any Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal, in each case, except for this Agreement and the Transactions, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations with any Person (except for Purchaser and its Affiliates) regarding, or furnish to any such Person, any nonpublic information with respect to, or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, or cooperate in any way with any such Person with respect to, any Competing Proposal or any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) that constitutes or could reasonably be expected to lead to a Competing Proposal, or (iii) grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Proposal, unless the Seller Parent Board of Directors concludes in good faith (after consultation with outside legal counsel) that a failure to take any action described in this clause (iii) would be inconsistent with the Board’s fiduciary duties to Seller Parent stockholders under applicable Law. Seller Parent shall, and shall cause the other Seller Parties and their respective Affiliates to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Purchaser and its Affiliates) conducted heretofore with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person. Notwithstanding anything to the contrary herein, at any time prior to obtaining the CDR Stockholder Approval (but not after), in response to the receipt of a written Competing Proposal made after the date of this Agreement that does not result from a breach of this Section 5.10(a) by a Seller Party or Affiliate of a Seller Party) that the Seller Parent Board of Directors determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, then Sellers may (1) furnish information with respect to the Acquired Properties and Acquired Interests to the Person making such Competing Proposal pursuant to a customary confidentiality agreement, and (2) participate in discussions regarding the terms of such Competing Proposal, including terms of a definitive agreement with respect thereto, and the negotiation of such terms with the Person making such Competing Proposal.

(b) Except as set forth in Section 5.10(c), neither the Seller Parent Board of Directors nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Purchaser, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Purchaser, the approval of this Agreement or the Seller Parent Board Recommendation; (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend, any Competing Proposal; (iii) fail to include the Seller Parent Board Recommendation in the Proxy Statement; or (iv) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as an “Adverse Recommendation Change”). Except as set forth in Section 5.10(c), neither the Seller Parent Board of Directors nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Seller Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Superior Proposal (an “Alternative Acquisition Agreement”).

(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the CDR Stockholder Approval, the Seller Parent Board of Directors may make an Adverse Recommendation Change or cause the Seller Parties to terminate this Agreement pursuant to Section 7.1(h) if Seller Parent has received a bona fide written Competing Proposal that does not result from a breach of Section 5.10 by a Seller Party and the Seller Parent Board of Directors determines in good faith (after consultation with outside legal counsel and a financial advisor) that

(i) such Competing Proposal is a Superior Proposal and (ii) the failure to effect a Adverse Recommendation Change or cause the Seller Parties to terminate this Agreement pursuant to Section 7.1(h) in response to the receipt of such Superior Proposal would be inconsistent with the Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change or causing the Seller Parties to terminate this Agreement pursuant to Section 7.1(h): (1) the Board provides prior written notice to Purchaser (a “Recommendation Change Notice”) that it intends to effect an Adverse Recommendation Change at least three Business Days prior to taking such action, which notice shall specify the basis for such Adverse Recommendation Change and, in the case of a Superior Proposal, include a summary of the material terms and conditions of such Superior Proposal, identifies the Person making such Superior Proposal and, if applicable, provide a copy of the proposed Alternative Acquisition Agreement (it being understood that such Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change and that if Purchaser has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Proposal, a new notice to which the provisions of clauses (2) and (3) of this Section 5.10(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to three Business Days in this Section 5.10(c) shall be deemed to be two Business Days), (2) after giving such notice and prior to effecting such Adverse Recommendation Change or causing the Seller to terminate this Agreement pursuant to Section 7.1(h), Seller Parent negotiates in good faith with Purchaser (to the extent Purchaser wishes to negotiate), to make such adjustments or revisions to the terms and conditions of this Agreement such that the Competing Proposal would no longer constitute a Superior Proposal, and (3) at the end of the three Business Day period, prior to taking action to effect a Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h), the Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Purchaser in writing, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the Competing Proposal remains a Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law.

(d) Seller Parent shall promptly (and in any event no later than 48 hours after receipt of a Competing Proposal) advise Purchaser of such Competing Proposal, the material terms and conditions of any such Competing Proposal and the identity of the Person making any such Competing Proposal. Seller shall keep Purchaser reasonably informed in all material respects on a reasonably current basis of the material terms and status (including any change to the terms thereof) of any Competing Proposal.

(e) Nothing contained in this Section 5.10 shall prohibit any Seller Party from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller Parent if, in the good-faith judgment of the Seller Parent Board of Directors (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event under clause (i) or (ii) shall the Seller Parent Board of Directors make an Adverse Recommendation Change except in accordance with Section 5.10(c). A factually accurate public statement that describes Sellers’ receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Competing Proposal” means a proposal or offer (whether or not in writing, except as otherwise provided herein), with respect to any (A) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller Parent, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary or otherwise) of (A) Seller Parent, (B) any other business or assets of Seller Parent and its subsidiaries representing (x) 20% or more of the consolidated revenues, net income or assets of Seller Parent, taken as a whole or (y) 20% (based on percentage of the allocated Purchase Price) of the Acquired Properties, Acquired Leasehold and Acquired Interests, or (C) any combination of the foregoing;

(ii) “Superior Proposal” means a written Competing Proposal (provided, that for purposes of this definition, the applicable percentage contained in clause (x) of the definition of Competing Proposal shall be “50.1%” rather than “20%” and the applicable percentage contained in clause (y) of the definition of Competing Proposal shall be 60% rather than 20%) that the Seller Parent Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor, is more favorable to Seller Parent stockholders than the Transactions (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Purchaser (including pursuant to Section 5.10(c)).

5.11 Preparation of the Proxy Statement; CDR Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event, within 20 Business Days), Seller Parent shall prepare and cause to be filed with the Securities and Exchange Commission (“SEC”) a proxy statement to be mailed to the stockholders of Seller Parent relating to the CDR Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Purchaser shall furnish to Seller Parent all such non-confidential information concerning itself and its Affiliates as is required to be presented in the Proxy Statement given the nature of the Transaction, and provide such other assistance, as may be reasonably requested by Seller Parent or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) Seller Parent agrees that the Proxy Statement (i) will not, at the date it is first mailed to Seller Parent stockholders or at the time of the CDR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that Purchaser shall be responsible for the truth, accuracy and completeness of the information supplied to Seller Parent by Purchaser for inclusion or incorporation by reference in the Proxy Statement, and (ii) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Purchaser agrees that none of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Seller Parent stockholders or at the time of the CDR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Unless, the Board has made an Adverse Recommendation Change, Seller Parent shall:

(i) use its reasonable best efforts (A) to respond as promptly as reasonably practicable to any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (B) to have the SEC advise Seller Parent as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;

(ii) file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to Seller Parent stockholders as promptly as reasonably practicable after the SEC advises Seller Parent that the SEC has no further comments on the Proxy Statement, and

(iii) include the Board Recommendation in the preliminary and definitive Proxy Statement.

(d) If, prior to the CDR Stockholders Meeting, any event occurs with respect to Purchaser or any of its Affiliates, or any change occurs with respect to other information supplied by Purchaser for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Purchaser shall promptly notify Seller Parent of such event, and Purchaser and Seller Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Seller Parent stockholders.

(e) Unless the Seller Parent Board of Directors has made an Adverse Recommendation Change, Seller Parent shall, as soon as practicable after mailing of the definitive Proxy Statement to the Seller Parent shareholders, duly cause the CDR Stockholder Meeting to be convened and held for the purpose of obtaining the CDR Stockholder Approval.

5.12 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Seller Party and Purchaser shall, and shall cause their respective Affiliates to, use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the Transactions, including, as to each Seller Party, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and to obtain all consents and authorizations, necessary for such party to consummate the transactions contemplated by this Agreement; provided that Seller Parties shall not make any filings, notices, petitions, statements, registrations, submissions of information, applications or other documents which contain confidential information regarding Purchaser or its Affiliates without Purchaser’s prior written consent. Each of the Seller Parties and Purchaser agree that, from time to time before and after the Closing Date, they will execute and deliver, or use commercially reasonable best efforts to cause their other respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. From and after the date of this Agreement until the Closing, the Seller Parties, on the one hand, and Purchaser, on the other hand, shall promptly, upon having or gaining knowledge of any event, condition or fact that would cause any of the conditions in this Agreement not to be fulfilled, notify the other thereof, and furnish the other with any information it (or they) may reasonably request with respect thereto. Seller Parties shall cooperate with Purchaser following the date of this Agreement to deliver to Purchaser all documents and information reasonably requested by Purchaser with respect to the Properties, including the Development Properties (including any applicable organizational documents for the owners thereof). Promptly following the date hereof, Seller Parties shall deliver to Purchaser true, correct and complete copies of all organizational documents for the Property Owners.

5.13 Notification of Certain Matters. Seller Parent shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller Parent, of (i) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates which relate to this Agreement or the Transactions; (ii) any notice or other written communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision hereto; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not (x) cure any breach of, or non-compliance with, any other provision hereto or (y) limit the remedies available to the party receiving such notice.

5.14 Access. Upon reasonable notice by Purchaser, subject to the rights of Tenants under Leases and applicable Law, Sellers shall provide Purchaser’s representatives with reasonable access, during normal business hours during the period from the date hereof to the Closing, to such of the Real Property as Purchaser may reasonably request for the purpose of aiding Purchaser in preparation for the Closing. Notwithstanding the foregoing, (i) Purchaser shall provide Seller Parent with at least one (1) business day’s prior notice of any such request for access, which may be electronic or by telephone to Sellers’ phone number or email address provided in Section 8.3 below, (ii) if Seller Parent so requests, Seller shall be given the opportunity to have a representative of Seller Parent present during any such access, (iii) Purchaser and its representatives shall not initiate contact with any Tenant at the applicable Property regarding the Property without the prior written consent of Seller Parent, which consent may be given by e-mail and shall not be unreasonably withheld, conditioned or delayed, (iv) Purchaser shall not be entitled to perform any invasive physical testing of any nature with respect to any portion of the Real Property without Seller Parent’s prior written consent, which consent may be withheld in Seller Parent’s sole and absolute discretion, and (v) Purchaser and its representatives shall not unreasonably interfere with the operation of the business conducted at the Real Property or the rights of the Tenants under their Leases at the Properties.

5.15 Post-Closing Cooperation.

(a) Purchaser and Sellers shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Properties to Purchaser and to minimize any disruption to the Properties that might result from the Transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Properties (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b) After the Closing, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Properties (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation of audits and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Sellers and Purchaser shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Properties.

(c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section. No party shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(d) The provisions of this Section 5.15 shall survive the Closing.

5.16 Condemnation and Casualty. The occurrence of any casualty, condemnation or other event at any one or more Properties shall not relieve Purchaser of its obligations hereunder or entitle Purchaser to reduce the Purchase Price, notwithstanding any contrary provision hereof, custom or provision of Law; provided, however, that (a) at Closing, the applicable Seller(s) shall assign to Purchaser (with the applicable insurer’s written consent), and (b) Purchaser shall be entitled to receive the benefits of, any and all claims and proceeds such Seller(s) may have or be entitled to with respect to any casualty insurance policies or condemnation awards with respect to any Property which related to a casualty or condemnation occurring after the date of this Agreement but prior to the Closing, and (c) Purchaser shall have the right to proceed against any insurance company or condemning authority to recover any such items and will have the right prior to the Closing to participate in all negotiations and discussions regarding, and consent to, the adjustment and settlement of any insurance claims or claims for condemnation procedures with respect to any Property or group of Properties, which claims have a value in excess of $1,000,000 in the aggregate. Sellers shall promptly after learning of same notify Purchaser in writing of the occurrence of any casualty, condemnation or similar event at any one or more Properties. The provisions of this Section 5.16 shall survive the Closing.

5.17 Litigation. From and after the date of this Agreement, Seller shall provide Purchaser with prompt written notice of any Action commenced against any Seller Party, Property Owner or Property relating to any Property Owner, any Property or the Transactions. In no event shall Seller interplead or otherwise interject Purchaser or its designee into the Quartermaster Litigation.

5.18 Push-out Election(a) . Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustment” (as defined in Section 6241(2) of the Code) is determined with respect to a Property Owner, the partnership representative (within the meaning of Section 6223 of the Code) of such Property Owner (the “Partnership Representative”) will cause such Property Owner to elect pursuant to Section 6226 of the Code to have any such adjustment passed through to the former members of such Property Owner for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Code). In the event that the Partnership Representative has not caused such Property Owner to so elect pursuant to Section 6226 of the Code, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Code) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the former members of such Property Owner in such manner as may be necessary so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the former members based upon their interests in such Property Owner for the reviewed year.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to All Parties’ Obligations . The obligation of the Sellers to sell and convey the Acquired Properties, Acquired Leasehold and Acquired Interests to Purchaser at Closing, and the obligation of Purchaser to purchase and acquire the Acquired Properties, Acquired Leasehold and Acquired Interests from Sellers in exchange for the Purchase Price at Closing, is subject to the satisfaction or waiver on or prior to the applicable Closing Date of the following conditions:

(a) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Authority or other legal restraint or prohibition preventing the consummation of the of Transactions on the Closing Date shall be in effect which was not in effect on the date of this Agreement; and

(b) CDR Stockholder Approval. The CDR Stockholder Approval shall have been obtained.

6.2 Conditions to Purchaser’s Obligations.    The obligation of Purchaser to consummate the Transactions contemplated hereunder, is subject to the satisfaction or waiver by Purchaser in writing of each of the conditions set forth below:

(a) Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent any such representation or warranty expressly speaks only as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each of cases (i) and (ii) where the failure of all such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or standard contained in any such representations and warranties), in the aggregate, has not had, or would not have, a Material Adverse Effect;

(b) Performance of Obligations. Each Seller Party shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing;

(c) Officer’s Certificate. Purchaser shall have received a certificate from an executive officer of Seller Parent, dated the Closing Date, confirming satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b);

(d) Delivery of Seller Documents. On the Closing Date, Sellers shall have executed and delivered the documents and deliveries set forth in Section 2.4(a);

(e) Title Policies. The Title Company shall be unconditionally and irrevocably committed to issue the Title Policies to Purchaser, subject only to receipt of payment of the premiums therefor (which shall be paid at Closing pursuant to the Closing Statements) and the satisfaction by Purchaser of any requirements applicable thereto;

(f) No Material Adverse Effect. No event has occurred or condition has changed with respect to any Property or Property Owner since the date of this Agreement which, in the aggregate together with all other events or conditions occurring following the date of this Agreement, will have a Material Adverse Effect;

(g) Required Leases. Seller shall have provided fully executed copies of the Required Leases; provided that if any Required Leases are not fully executed prior to Closing, the same shall not constitute a failure of a condition hereunder so long as Purchaser receives a credit at Closing in the amount of all unpaid Leasing Costs set forth on Schedule 4.1(j)(iv) as required to be paid by Seller for such Required Leases not fully executed prior to Closing;

(h) Required Work. Seller shall have completed, in a good and workmanlike manner, and in compliance with all applicable Laws, the work set forth on Schedule 4.1(j)(iv) (“Required Work”). To the extent any Required Work is not complete as of the date otherwise scheduled for Closing (provided all other conditions to Closing have been satisfied), Closing shall nevertheless occur and Purchaser shall receive a credit at Closing against the Purchase Price in an amount equal to the amount remaining under the applicable construction contracts in connection with the Required Work; and

(i) Mortgage Consent. Seller shall have provided the fully executed (other than execution required by Purchaser or its designee or Affiliates) Mortgage Consent, and the requirements of this Agreement with respect to the assumption of the Existing Mortgage Debt shall have been satisfied, subject to the terms of Section 2.3.

6.3 Conditions to the Sellers’ Obligations. The obligations of Sellers to consummate the Transactions contemplated hereunder on the Closing Date, are subject to the satisfaction or waiver by Seller Parent of each of the conditions set forth below:

(a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent any such representation and warranty expressly speaks only as of a specific date, in which case such representation and warranty shall be true and correct as of such earlier date), except in each of cases (i) and (ii) where the failure of all such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualification or standard contained in any such representations and warranties), in the aggregate, has not had, or would not have, a material adverse effect on Purchaser’s ability to timely consummate the Transactions;

(b) Performance of Obligations. Purchaser shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing;

(c) Officer’s Certificate. Seller Parent shall have received a certificate from an executive officer of Purchaser, dated the Closing Date, confirming satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d) Delivery of Purchaser Documents. On the Closing Date, Purchaser (or its designee(s)) shall have executed and delivered the documents and deliveries set forth in Section 2.4(b).

6.4 Frustration of Closing Conditions. Neither Seller Parent nor Purchaser may rely, either as a basis for not consummating the Transactions or terminating this Agreement, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s or its Affiliate’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION AND WAIVER

7.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Seller Parent and Purchaser;

(b) by either Seller Parent or Purchaser, if the Closing (including any delayed Closing as provided in Section 2.3) shall not have occurred on or before July 30, 2022 or such other date that the parties may agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any such party, if a breach of this Agreement by such party has resulted in the failure of the Closing to occur before the Outside Date;

(c) by Purchaser, if (i) there shall have been a material breach by the Seller Parties of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied, (ii) Purchaser is not then in breach of any material provision of this Agreement, and (iii) such breach by Seller Parties shall not have been cured on or prior to the earlier of the tenth (10th) Business Day after receipt by Seller Parent of written notice of such breach from Purchaser and the Outside Date;

(d) by Seller Parent, if (i) there shall have been a material breach by Purchaser of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) no Seller Party is then in breach of any material provision of this Agreement, and (iii) such breach by Purchaser shall not have been cured on or prior to the earlier of the tenth (10th) Business Day after receipt by Purchaser of written notice of such breach from Seller Parent and the Outside Date;

(e) by Seller Parent, if (i) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination), (ii) Seller Parent has confirmed in writing to Purchaser that Sellers are ready, willing and able to consummate the Transactions and are prepared to satisfy the conditions set forth in Section 6.2 that cannot be satisfied until the Closing on such date, and (iii) Purchaser has failed to consummate the Closing within five Business Days after Seller Parent has delivered the written confirmation referenced in clause (ii) above to Purchaser;

(f) by either Seller Parent or Purchaser if the CDR Stockholder Approval is not obtained at the CDR Stockholder Meeting duly convened (unless the CDR Stockholder Meeting has been adjourned, in which case at the final adjournment thereof);

(g) by Purchaser, prior to receipt of CDR Stockholder Approval, if the Seller Parent Board of Directors has made an Adverse Recommendation Change;

(h) by Seller Parent, prior to receipt of the CDR Stockholder Approval, in order to enter into Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that (i) Seller Parent has complied in all material respects with its obligations under Section 5.10 and (ii) Seller Parent prior to or concurrently with such termination pays to Purchaser the Termination Fee and Purchaser’s Expenses in accordance with Section 7.3(b); and

(i) by Purchaser if (i) all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination), (ii) Purchaser has confirmed in writing to Seller Parent that Purchaser is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Section 6.3 that cannot be satisfied until the Closing on such date, and (iii) Sellers have failed to consummate the Closing within five Business Days after Purchaser has delivered the written confirmation referenced in clause (ii) above to Seller Parent.

7.2 Effect of Termination. If this Agreement is terminated and the Transactions are abandoned pursuant to Section 7.1, then this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement will terminate, except for Section 7.4 (Confidentiality), Section 5.4 (Expenses; Transfer Taxes), Section 5.9 (Publicity), Section 7.1 (Termination), this Section 7.2, Section 7.3 (Termination Fees), and Article XI (General Provisions), which shall survive such termination. Nothing in this Section 7.2 shall limit, relieve or release any party hereto from any liabilities or damages arising out of its fraud or its intentional and material breach of any provision of this Agreement, or impair the right of Purchaser to compel specific performance by Sellers of their obligations under this Agreement to the extent specific performance is available under the terms of this Agreement.

7.3 Termination Fees.

(a) In the event this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), then Seller Parent shall pay to Purchaser (or its designated Affiliates) a termination fee of Seven Million and 00/100 Dollars ($7,000,000.00) (the “Termination Fee”) plus Purchaser Expenses (as defined below), as liquidated damages in connection with any such termination, to be paid within two (2) Business Days of the date on which this Agreement is terminated. Any such Termination Fee and Purchaser Expenses shall be paid by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to Seller Parent by Purchaser. In the event the Termination Fee and any Purchaser Expenses are not paid by Seller Parent on or prior to the date required for payment herein, such unpaid amounts shall accrue interest until paid at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(b) In the event this Agreement is terminated by either Seller or Purchaser pursuant to Section 7.1(b) (without the CDR Stockholder Approval having been obtained) or by Purchaser pursuant to Section 7.1(c), or pursuant to Section 7.1(f) or pursuant to Section 7.1(i), then, in any such instance, Seller Parent shall pay to Purchaser (by wire transfer of immediately available funds promptly following delivery by Purchaser to Seller of a written statement setting forth the amount of Purchaser Expenses and reasonable documentation thereof), all reasonable out-of-pocket costs, fees and expenses incurred by Purchaser in connection with this Agreement and the Transactions, including, without limitation, due diligence costs, financing costs (including deposits and commitment fees in connection with new loans) and reasonable attorneys’ fees, and any amounts paid to Existing Lenders in connection with the request for any Mortgage Consent (the “Purchaser Expenses”); provided, that Seller Parent shall not be obligated to pay Purchaser Expenses in excess of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00); provided, further, that any payment of Purchaser Expenses shall not affect Purchaser’s right to receive any Termination Fee otherwise due under Section 7.3 that becomes due and payable.

(c) If, following a termination of this Agreement giving rise to an obligation of Seller Parent to pay the Purchaser Expenses pursuant to Section 7.3(b), Seller Parent or its Affiliates enter into a definitive agreement with respect to, or consummates, a transaction contemplated by any Competing Proposal (provided that for purposes of this Section 7.3(c), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50.1%”) within twelve (12) months of the date this Agreement is terminated, then Seller Parent shall pay to Purchaser, to an account designated in writing by Purchaser, the Termination Fee within two Business Days after the date Seller Parent and/or its Affiliates consummate such transaction.

(d) Notwithstanding anything in this Agreement to the contrary, if Seller Parent has paid to Purchaser the Termination Fee and applicable Purchaser Expenses, then none of Seller Parent, its subsidiaries or its Affiliates shall thereafter have any other liability or obligation for any or all losses or damages suffered or incurred by Purchaser, DRA Purchaser Parent or any of their respective Affiliates in connection with this Agreement (including the termination hereof), the Transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, DRA Purchaser Parent or any of their respective Affiliates shall thereafter be entitled to bring or maintain any other claim, action or proceeding against any of Seller Parent, its subsidiaries or its Affiliates arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. The foregoing shall not release Seller Parties from any liability for any fraud or criminal activity by any Seller Party.

7.4 Return of Documents; Confidentiality. In the event of termination by Seller Parent or Purchaser pursuant to Section 7.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. In the event this Agreement is terminated, Purchaser shall promptly return to Seller Parent or destroy all materials delivered by Sellers to Purchaser or its representatives with respect to the Properties, their business and operations, except to the extent required to be retained by applicable law or as part of Purchaser’s or its representatives’ electronic documentation retention program. The parties hereto acknowledge and agree that each shall be bound by the confidentiality provisions set forth in the Confidentiality Agreement.

7.5 Specific Performance; Non-Exclusive Remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that, subject to the terms of this Section 7.5, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby waives (i) any defense in any action for specific performance , and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement; No Amendment. This Agreement (and, when executed and delivered, the Related Agreements) represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement or the Related Agreements. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement, which alone fully expresses all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by all parties hereto; provided, that after receipt of the CDR Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by Seller Parent stockholders without obtaining such further approval.

8.2 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, obligations, covenants and agreements in this Agreement (and in any certificate delivered pursuant to this Agreement) shall not survive the Closing and shall be merged in the Deeds and Assignments granted hereunder, other than those other obligations, covenants and agreements contained in this Agreement or the Related Agreements which by their terms explicitly apply in whole or in part after the Closing.

8.3 Notices. Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party as follows:

If to any Seller Party:

Cedar Realty Trust, Inc.

928 Carmans Road

Massapequa, NY 11758

Attn: Bruce J. Schanzer

Email: bschanzer@cdrrt.com

with a copy to:

Goodwin Procter LLP

The New York Time Building

620 8th Avenue

New York, New York 10018

Attn: Yoel Kranz, Esq.

If to Purchaser or DRA Purchaser Parent:

c/o DRA Advisors LLC

575 Fifth Avenue, 38th Floor

New York, New York 10017

Attn: Brett Gottlieb and Jean Marie Apruzzese

Email: bgottlieb@draadvisors.com; jmapruzzese@draadvisors.com with a copy to:

KPR Centers LLC

254 West 31st Street, Fourth Floor

New York, New York 10001

Attn: Daniel Kaufthal

Email: dnk@kprcenters.com

and with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: Martin Luskin, Esq. and Beth Connors, Esq.

Email: martin.luskin@blankrome.com; beth.connors@blankrome.com and with a copy to:

Rogin Nassau LLC

CityPlace I – 22nd Floor

185 Asylum Street

Hartford, CT 06103

Attn: William R. Crowe

Email: wcrowe@roginlaw.com

Each notice shall be in writing and shall be sent to the party to receive it either by (a) a nationally recognized overnight courier service that provides tracking and proof of receipt, or (b) email as long as such notice sent by email is also sent the same Business Day by a nationally recognized overnight courier service as set forth above. A Notice shall be deemed delivered (i) the day sent if by email with a follow-up by overnight courier, and (ii) the first Business Day after being sent if sent by overnight courier. The time to respond to any notice shall commence to run on the day such notice is deemed to have been delivered in accordance with the foregoing. Counsel for Purchaser shall have the right to send notices on behalf of Purchaser.

8.4 No Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Seller agrees that Purchaser is entering into this Agreement for the benefit of certain to be named nominees, and that at the time of Closing, Purchaser intends to assign to such nominees, all of its right, title and interest in this Agreement and Purchaser has no intent to obtain legal or equitable title to the Properties; provided, however, if Purchaser does receive any additional consideration for an assignment, Purchaser shall be liable for any transfer tax payable for the amount of such additional consideration. In such instance, Purchaser shall have the right to assign this Agreement without the Seller Parties’ prior written consent. Upon such assignment of the Agreement to said nominees and the assumption by said nominees of Purchaser’s obligations hereunder, (i) Purchaser shall be released and have no liability under this Agreement, and (ii) the term “Purchaser”, as used in this Agreement, will be deemed to be said nominees. Notwithstanding the foregoing, no assignment hereunder shall cause delay in Closing hereunder or permit more than a single unitary closing. Purchaser shall remain liable through Closing except for assignments of the Agreement at Closing. In addition, Purchaser shall have the right to direct Sellers to deed the Acquired Properties, assign the Acquired Leasehold and assign the Acquired Interests to one or more designees to be designated by Purchaser in writing prior to Closing.

8.5 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b) Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the Circuit Court for Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland, Northern Division (the “Maryland Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Maryland Courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Maryland Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Maryland Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.3; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

IN THE EVENT OF ANY ACTION OR DISPUTE ARISING PURSUANT TO THIS AGREEMENT, INCLUDING THE INTERPRETATION OR IMPLEMENTATION OF THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY.

8.6 Multiple Counterparts. This Agreement may be executed in multiple counterparts, including electronic (or .pdf) signatures. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.7 DRA Purchaser Parent Guarantee.

(a) DRA Purchaser Parent hereby irrevocably and unconditionally, as primary obligor and not merely as surety, guarantees to Sellers the full and timely payment by the Purchaser when due of any obligation of Purchaser pursuant to this Agreement and Related Agreements to the extent the same is required to be paid by Purchaser pursuant to the terms and subject to the conditions and limitations hereof and thereof.

(b) DRA Purchaser Parent hereby represents and warrants to the Seller Parties as of the date hereof and as of the Closing as follows:

(i) DRA Purchaser Parent has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by DRA Purchaser Parent and the performance by DRA Purchaser Parent of its obligations under this Agreement have been duly authorized by all necessary action on the part of DRA Purchaser Parent. This Agreement has been duly executed and delivered by DRA Purchaser Parent and constitutes the valid and binding obligation of DRA Purchaser Parent, enforceable against DRA Purchaser Parent in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity;

(ii) the execution and delivery of this Agreement does not, and the performance by DRA Purchaser Parent of its obligations under this Agreement shall not, (A) conflict with, or result in any violation or breach of, any provision of the organizational documents of DRA Purchaser Parent, (B) to DRA Purchaser Parent’s knowledge, conflict with or violate any Law applicable to DRA Purchaser Parent, (C) to DRA Purchaser Parent’s knowledge, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any material contract to which DRA Purchaser Parent is a party, or (D) to DRA Purchaser Parent’s knowledge, require any material notices, reports or other filings by DRA Purchaser Parent with, nor any material consents by any governmental authority or other Person, except for any notice, report or other filing by DRA Purchaser Parent with, or any consent by, any governmental authority or other Person where the failure to make such notice, report or other filing with, or obtain such consent of, such governmental authority or other Person would not, individually or in the aggregate, reasonably be expected to impair or delay DRA Purchaser Parent’s performance of its obligations hereunder;

(iii) DRA Purchaser Parent has caused to be provided to the Company prior to the date hereof a true and correct copy of (A) the most recently audited consolidated balance sheet (including all related notes thereto) of DRA Purchase Parent, and (B) the most recent interim period unaudited consolidated balance sheet (including all related notes thereto) of DRA Purchaser Parent, which, in each case, has been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of DRA Purchase Parent and its consolidated subsidiaries at the respective dates thereof; and

(iv) as of the date hereof, DRA Purchaser Parent has access to, and will have at Closing, cash or cash equivalents on hand sufficient to enable Purchaser to pay, without limitation, the Purchase Price and the fees and expenses of Purchaser related to the Closing and to consummate the Transactions. There is not, nor will DRA Purchaser Parent permit there to be, any restriction on the use of such cash or cash equivalents for purposes of consummating the Transactions contemplated hereby, and DRA Purchaser Parent does not know of any circumstance or condition that could reasonably be expected to prevent or delay the availability of such cash or cash equivalents, or otherwise impair Purchaser’s ability to consummate the Transactions at Closing. DRA Purchaser Parent acknowledges and agrees that Purchaser’s obligations to effect the Transactions contemplated by this Agreement (and DRA Purchaser Parent’s obligation to cause Purchaser to effect such Transactions) are not subject to the availability to Purchaser, DRA Purchaser Parent or any other party of financing, except with respect to the Existing Mortgage Debt.

(c) DRA Purchaser Parent shall not assign (whether by operation of law or otherwise) its rights, interests or obligations hereunder to any other Person without the prior written consent of Seller Parent. Any attempted assignment in violation of this Section shall be null and void.

8.8 Miscellaneous. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words “hereof’ and “herein” refer to this entire Agreement and not merely the Section in which such words appear. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.

8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such severance and construction would materially alter the parties’ intent with respect to the transactions contemplated by this Agreement.

8.10 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded (except to the extent permitted by applicable law for Purchaser to bring any action for specific performance or exercise any other remedy in the event of a Seller default as provided hereunder) and any attempted recordation in violation hereof shall be void and shall constitute a default hereunder.

8.11 No Personal Liability.

(a) No shareholders, partners, managers or members of any Seller Party (except to the extent any of the foregoing are themselves a Seller Party), nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

(b) No shareholders, partners, managers or members of Purchaser (other than DRA Purchaser Parent, to the extent expressly provided in this Agreement) or DRA Purchaser Parent, nor any of its or their respective officers, directors, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller Parties hereby waive for themselves and anyone who may claim by, through or under Seller Parties any and all rights to sue or recover on account of any such alleged personal liability.

8.12 State Specific Provisions.

(a) New Jersey Bulk Sales Law and Closing Deliverables.

(i) (A) The parties acknowledge that pursuant to Chapter 100 (pursuant to P.L. 2007, Chapter 100 (A5002) and the provisions of NJSA 54:50-38, Purchaser shall be entitled to file with the State of New Jersey, Division of Taxation (“Division”), a Form C9600 Notification of Sale, Transfer or Assignment in Bulk and an executed copy of this Agreement, enumerating the Purchase Price and the terms and conditions hereof, as required by law. Purchaser shall provide Sellers with a copy of its proposed notification to the Division and Form C9600, for Sellers’ review and comment. Both Sellers and Purchaser shall cooperate with each other in complying with these requirements and completing and filing the necessary documents with the Division. (B) Solely to the extent required by applicable law, Purchaser shall have the right to hold back a portion of the Purchase Price (if any) which is required by the Division, which amount (together with interest accrued thereon if any, the “Division Escrow”) shall be held in escrow by the Title Company hereunder. Purchaser and Sellers agree to be bound by the escrow requirements imposed by the Division, including the adjustment of the Division Escrow. Upon demand by the Division, the Title Company shall disburse to the Division such amounts from the Division Escrow as the Division shall require until such time as the parties are in receipt of a letter from the Division confirming either that no additional amounts are due or that Purchaser has no further liability for any deficiency (such letter, a “Tax Clearance Letter”). Upon receipt of the Tax Clearance Letter, Title Company is authorized and directed to release to Sellers any proceeds held back in the Bulk Sale Escrow in accordance with this Agreement. However, if a letter is received from the Division identifying a specified sum due from Sellers or Property Owners (“Tax Owing Letter”), then, if such Tax Owing Letter is received prior to Closing, no escrow shall be required but instead Sellers shall pay at the Closing from the proceeds of the Purchase Price all taxes determined by the Division to be due and owing and set forth in the Tax Owing Letter. However, if a Tax Owing Letter is not received until after the Closing, then either Sellers or Purchaser may direct Title Company to release a portion of the Bulk Sale Escrow to the Division, in an amount sufficient to pay the balance of the amount due as specified in the Tax Owing Letter, and the balance of the Bulk Sale Escrow, if any, shall be disbursed to Sellers upon receipt of a Tax Clearance Letter.

(ii) On the Closing Date, Sellers and/or the Property Owners owning the Properties located in the State of New Jersey (the “New Jersey Property Owners”), as applicable, shall deliver to the Title Company for each Property located in New Jersey, any documentation required to be executed by Sellers and/or the New Jersey Property Owners, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Properties located in New Jersey pursuant to this Agreement, or with respect to any other transfer documents that may be required by state, county or local law, including without limitation, cooperating with Purchaser to obtain any required resale certificate of occupancy for any applicable Properties in New Jersey.

(b) Pennsylvania Bulk Sale Statutes and Closing Deliverables.

(i) Pursuant to 43 P.S. § 788.3, 69 P.S. § 529, 72 P.S. § 1403, 72 P.S. § 7321.1, and 72 P.S. § 7240 (collectively, the “PA Bulk Sale Statutes”), Sellers and/or Property Owners owning Properties within the Commonwealth of Pennsylvania (collectively, “Pennsylvania Property Owners”), as applicable, shall give the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor and Industry written notice of the sale of the Pennsylvania Properties at least ten (10) days prior to the Closing Date, which notice shall include a request that the Pennsylvania Department of Revenue – Bulk Sales Unit promptly provide by facsimile or electronic mail a good standing letter (“Good Standing Letter”) to Sellers and/or Pennsylvania Property Owners, as applicable, confirming that Sellers and/or Pennsylvania Property Owners (as applicable) have no determined liability of record with respect to Pennsylvania sales tax, employer tax withholding and capital stock tax. Sellers and/or Pennsylvania Property Owners shall use commercially reasonable efforts to obtain such Good Standing Letter on or prior to the Closing Date. As promptly as practical after Closing, Sellers and/or Pennsylvania Property Owners (as applicable) shall file an application for tax clearance required to obtain corporate clearance certificates from the Department of Revenue and the Pennsylvania Department of Labor and Industry (the “Clearance Certificates”). In addition, Sellers and/or Pennsylvania Property Owners shall file all tax returns with the Department of Revenue and/or the Pennsylvania Department of Labor and Industry as applicable, and pay all taxes shown to be due, in order to permit the issuance of the Clearance Certificates. Sellers and/or Pennsylvania Property Owners (as applicable) shall deliver copies of the Clearance Certificates to Purchaser.

(ii) At Closing, Sellers and/or Pennsylvania Property Owners, as applicable, shall deliver a letter from an outside certified public accountants in favor of Purchaser which certifies: (a) that Sellers and/or Pennsylvania Property Owners, as applicable, have filed all returns and paid all taxes which are the subject of, or addressed in, the PA Bulk Sales Statutes for all years prior to the year in which Closing occurs, and, (b) to the applicable amount of taxes that will be payable to the Commonwealth of Pennsylvania for the current year in which Closing occurs, including any amount attributable to the consummation of the Closing (collectively, the “PA Taxes”). At Closing, Sellers shall deposit with the Title Company an amount equal to the PA Taxes due, if any (“Escrowed Funds”), pursuant to the terms of an escrow agreement, the form of which shall be agreed to by Seller and Purchaser within thirty (30) days following the date of this Agreement and which shall incorporate the terms of this Section 8.12(b).

(iii) Sellers and Pennsylvania Property Owners shall indemnify, defend and hold Purchaser and its applicable designees harmless from and against any costs or expenses incurred by Purchaser or such designees relating to the failure of Sellers and/or Pennsylvania Property Owners to timely pay PA Taxes, including but not limited to, reasonable counsel fees and court costs, and Purchaser and any such designees shall be entitled to reimbursement of such costs from Sellers and Pennsylvania Property Owners. If there exists any dispute between Purchaser, Seller and/or any of the Pennsylvania Property Owners with regard to payment of the PA Taxes or reimbursement of Purchaser’s or such designee’s costs pursuant to this Section 8.12(b), the Escrowed Funds shall not be released from the Bulk Sales Tax Escrow, except (A) if a Tax Claim has been asserted, or (B) upon written agreement of both Sellers, Pennsylvania Property Owners (as applicable), and Purchaser or (iii) pursuant to a final unappealable judgment. The provisions of this Section 8.12(b) shall survive Closing.

(iv) On the Closing Date, Purchasers shall on behalf of Sellers and/or the Pennsylvania Property Owners, as applicable, deliver to the Title Company for each Property located in Pennsylvania, any documentation required to be executed by Sellers and/or the Pennsylvania Property Owners, as applicable, (i) with respect to any state, county or local transfer requirements applicable to the conveyance of Properties located in Pennsylvania pursuant to this Agreement, including, without limitation, a certification statement issued by the Philadelphia Department of Licenses and Inspections with respect to each Property located in Pennsylvania (each a “Pennsylvania Certification”), and (ii) with respect to any other transfer documents that may be required by state, county or local law, including without limitation, cooperating with Purchaser to obtain any required resale certificate of occupancy for any applicable Properties in Pennsylvania. Seller hereby agrees to reasonably cooperate with Purchaser to satisfy any violations or requirements set forth in each Pennsylvania Certification.

(c) Massachusetts Provisions. On the Closing Date, Sellers and/or the Seller Parties owning the Properties located in the Commonwealth of Massachusetts (the “Massachusetts Property Owners”), as applicable, shall (i) deliver to the Title Company for each Property located in Massachusetts, at Sellers’ sole cost and expense, any documentation required to be executed by Sellers and/or the Massachusetts Property Owners, as applicable, with respect to any state, county or local transfer requirements applicable to the conveyance of Property located in Massachusetts pursuant to this Agreement, (ii) comply with any recording requirements applicable in the Commonwealth of Massachusetts, including, without limitation, any applicable recording requirements in Massachusetts with respect to registered land. Sellers will provide Purchaser with any information they have regarding compliance with the Orders of Conditions relating to the Properties known as “The Shops at Suffolk Downs” and “Norwood Shopping Center”.

(d) Maryland Provisions. On the Closing Date, Sellers and/or the Seller Parties owning the Properties located in the State of Maryland (the “Maryland Property Owners”), as applicable, shall (i) deliver to the Title Company for each Property located in Maryland, any documentation required to be executed by Sellers and/or the Maryland Property Owners, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Properties located in Maryland pursuant to this Agreement, including, without limitation, the State of Maryland Land Instrument Intake Sheet, and (ii) provide the Title Company with any and all required information or documentation to satisfy withholding obligations or demonstrate an exemption to such withholding obligations, in order for the Title Company to issue the Purchaser’s Owner’s Policies for the Properties located in Maryland.

(e) New York Provisions. On the Closing Date, Sellers and/or the Seller Party owning the Property located in the State of New York (the “New York Property Owner”), as applicable, shall deliver to the Title Company for the Property located in New York, any documentation required to be executed by Sellers and/or the New York Property Owner, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Property located in New York pursuant to this Agreement, including, without limitation, Form TP-584 and Form RP-5217.

(f) Connecticut Provisions. On the Closing Date, Sellers and/or the Seller Parties owning the Properties located in the State of Connecticut (the “Connecticut Property Owners”), as applicable, shall deliver to the Title Company for each Property located in Connecticut, any documentation required to be executed by Sellers and/or the Connecticut Property Owners, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Properties located in Connecticut pursuant to this Agreement, including, without limitation, the Connecticut Real Estate Conveyance Tax Return OP-236, and any other applicable local conveyance tax forms.

(g) Delaware Provisions. On the Closing Date, Sellers and/or the Seller Party owning the Property located in the State of Delaware (the “Delaware Property Owner”), as applicable, shall deliver to the Title Company for the Property located in Delaware, any documentation required to be executed by Sellers and/or the Delaware Property Owner, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Property located in Delaware pursuant to this Agreement, including, without limitation (i) State of Delaware Form 5043, (ii) State of Delaware Form 5402, with respect to the state portion of the transfer tax, and (iii) State of Delaware Form 5402, with respect to the City of Wilmington portion of the transfer tax.

(h) Virginia Provisions. On the Closing Date, Sellers and/or the Seller Parties owning the Properties located in the Commonwealth of Virginia (the “Virginia Property Owners”), as applicable, shall (i) deliver to the Title Company for each Property located in Virginia, any documentation required to be executed by Sellers and/or the Virginia Property Owners, as applicable, with respect to any state, county or local transfer taxes or documentary taxes applicable to the conveyance of Properties located in Virginia pursuant to this Agreement, including, without limitation Virginia Department of Taxation Form R-5, and (ii) notwithstanding Section 5.4(a), be responsible for paying the Virginia’s Grantor’s Tax, Regional Washington Metropolitan Area Transit Authority (WMATA) Capital Fee, and the Regional Congestion Relief Fee, if applicable in connection with the transfer of the Properties located in Virginia.

(i) Washington, D.C. Provisions. On the Closing Date, Sellers and/or the Seller Parties owning any Development Properties being acquired by Purchaser or its designee and located in Washington, D.C. (the “DC Property Owners”), as applicable, shall (i) deliver to the Title Company for each Development Property being acquired by Purchaser or its designee and located in Washington, D.C., any documentation required to be executed by Sellers and/or the DC Property Owners, as applicable, with respect to any transfer taxes or documentary taxes applicable to the conveyance of Properties located in Washington, D.C. pursuant to this Agreement and (ii) provide the Title Company with any and all required information or documentation to satisfy any withholding obligations or demonstrate an exemption to such withholding obligations, in order for the Title Company to issue the Purchaser’s Owner’s Policies for any Development Properties being acquired by Purchaser or its designee and located in Washington, D.C.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PURCHASER:

DRA FUND X-B LLC,
a Delaware limited liability company

By:	/s/ David Luski
Name: David Luski
Title:

KPR CENTERS LLC,
a Delaware limited liability company

By:	/s/ Daniel Kaufthal
Name: Daniel Kaufthal
Title: Authorized Signatory

Solely with respect to Section 8.8 hereof:

DRA GROWTH AND INCOME
MASTER FUND X-B, LLC, a Delaware limited liability company

By:	Manageco X, LLC,
a Delaware limited liability company,
its Managing Member

	By:	/s/ David Luski
Name: David Luski
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR PCP-NEW LONDON, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR REALTY TRUST PARTNERSHIP, L.P.

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-GROTON, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-JORDAN LANE, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR CHRISTINA CROSSING LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CSC FRANKLIN VILLAGE GP, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR NORWOOD, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-YORKTOWNE, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR HYATTSVILLE, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-VALLEY PLAZA, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

OAKLAND MILLS BUSINESS TRUST

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-GLENWOOD HOLDING, LLC

By:	/s/ Bruce J. Schanzer
Name: Bruce J. Schanzer
Title: President and Chief Executive Officer

CEDAR-CARMANS LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR QUARTERMASTER, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR QUARTERMASTER II, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR QUARTERMASTER III, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CSC COLONIAL COMMONS PARTNERSHIP, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-TREXLER HAMILTON, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-TREXLER PLAZA 2, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR TREXLER PLAZA 3, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

THE POINT ASSOCIATES, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

PORT RICHMOND L.L.C. 1

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

HAMILTON FC ASSOCIATES, L.P.

By: Cedar-Hamilton, LLC, its General Partner

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

HAMILTON FC PYLON SIGN ASSOCIATES, LLC

By: Hamilton FC Associates, L.P., its sole member

By: Cedar-Hamilton, LLC, its General Partner

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

LAWNDALE I, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

ACADEMY PLAZA, L.L.C. 1

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-MEADOWS MARKETPLACE, LP

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

SWEDE SQUARE ASSOCIATES LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-PALMYRA, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

NEWPORT PLAZA ASSOCIATES, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-CAMPBELLTOWN, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

HALIFAX PLAZA ASSOCIATES, L.P.

By: Cedar Realty Trust Partnership, L.P.

By: Cedar Realty Trust, Inc.

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-HALIFAX LAND, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR HALIFAX II, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR HALIFAX III, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR GIRARD PLAZA, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

VIRGINIA GENERAL BOOTH LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR SECOND MEMBER LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR – ELMHURST, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR-OAK RIDGE, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR EAST RIVER PARK, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR 301 40th STREET NE, LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR DGS GP LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR MN OFFICE OZ MEMBER LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer

CEDAR MN OFFICE PROMOTE MEMBER LLC

By:	/s/ Bruce J. Schanzer
	Name:	Bruce J. Schanzer
	Title:	President and Chief Executive Officer